Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

CHS/COMMUNITY HEALTH SYSTEMS, INC.

and

LABORATORY CORPORATION OF AMERICA HOLDINGS

dated as of

July 22, 2025

TABLE OF CONTENTS

Page(s)

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 22, 2025, is entered into by and among (i) Laboratory Corporation of America Holdings, a Delaware corporation (“Buyer”); and (ii) CHS/Community Health Systems, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller, directly and through one or more of its wholly-owned Subsidiaries (each (including Seller) a “Seller Entity” and collectively, “Seller Group”), is engaged in the business of providing Outreach Services (as defined herein) (the “Business”);

WHEREAS, subject to the terms and conditions of this Agreement, each Seller Entity wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer wishes to purchase, assume, acquire and accept from such Seller Entity, certain selected operating assets, rights, claims and properties of such Seller Entity used or held for use in connection with the Business, and Buyer is willing to assume from each Seller Entity the Assumed Liabilities (as defined herein) (the “Transaction”); and

WHEREAS, contemporaneous to the execution of this Agreement, and as a material inducement to Buyer’s willingness to enter into this Agreement, the Parties have executed and delivered a Non-Competition Agreement (the “Non-Competition Agreement”), which will be become effective upon the Closing, pursuant to the terms set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound thereby, agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed thereto or in the Section of the Agreement noted below, as applicable:

“Acquired Assets” has the meaning set forth in Section 2.01.

“Acquired Intellectual Property” has the meaning set forth in Section 2.01(k).

“Action” means any suit, action, complaint, formal charge, litigation, assessment, arbitration, investigation, hearing, grievance, audit, or similar proceeding, at law or in equity, whether judicial or administrative, against, by or before any Governmental Authority.

“Agreed Claim” has the meaning set forth in Section 8.06(a).

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of ownership of greater than fifty percent (50%) of the equity interests in, or the power to direct or cause the direction of the management and policies of, a Person, whether through the ownership of voting securities, membership, by contract or otherwise.

“Affiliated” means vis a vis two or more Persons, that such Persons are Affiliates of one another.

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology” has the meaning set forth in Section 3.05(a).

“Allocation Schedule” has the meaning set forth in Section 3.05(a).

“Alternative Transaction” has the meaning set forth in Section 6.10.

“Anatomic Pathology Services” means the testing of specimens sampled from organs and other tissues commonly collected through procedure or surgery as such services are described in the CPT code list on Schedule A.

“Anti-Kickback Statute” has the meaning set forth in the definition of Health Care Laws.

“Antitrust Authority” has the meaning set forth in Section 6.25(a).

“Antitrust Laws” means Laws that prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Apportioned Obligations” has the meaning set forth in Section 6.09(b).

“Assigned Business Records” has the meaning set forth in Section 2.01(g).

“Assigned Contracts” has the meaning set forth in Section 2.01(f).

“Assigned Customer Contracts” has the meaning set forth in Section 2.01(c).

“Assigned Equipment Leases” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption of Leases” has the meaning set forth in Section 2.06(b)(iii).

“Assignment, Assumption, and Amendment” has the meaning set forth in Section 2.06(b)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“BAA” means any “business associate agreements” required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended.

“Basket” has the meaning set forth in Section 8.04(a)(i).

“Business” has the meaning set forth in the Recitals.

“Business Associate” means a “business associate” as defined in 45 C.F.R. §160.103 of HIPAA.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Business Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, applicable to the Business, that is (a) a “welfare plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profit sharing or similar equity or equity-based plan or agreement, or (d) any other deferred-compensation, retirement, severance, retention, change-in-control, leave, vacation, welfare-benefit, bonus, incentive or fringe-benefit plan, program, agreement, policy or arrangement, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by any Seller Entity for the benefit of any current or former Business Employee (or such individual’s spouse, dependent or beneficiary).

“Business Employees” means the employees of any Seller Entity whose duties are solely related to the conduct of the Business.

“Business Software” has the meaning set forth in Section 4.21(f).

“Buyer” has the meaning set forth in the preamble.

“Buyer Group Plans” has the meaning set forth in Section 6.03(h).

“Buyer Indemnified Persons” has the meaning set forth in Section 8.02.

“Change in Law” has the meaning set forth in Section 6.16.

“Charter Documents” means, with respect to any Person, all certificates of incorporation, certificates of formation, bylaws, shareholders agreements, limited liability company agreements, operating agreements, partnership agreements or similar documents relating to the ownership or governance of such Person.

“CLIA” has the meaning set forth in the definition of Health Care Laws.

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash Amount” has the meaning set forth in Section 3.03(d).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Statement” has the meaning set forth in Section 3.02.

“CMS” has the meaning set forth in the definition of Inpatient.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Position” has the meaning set forth in Section 6.03(f).

“Confidential Information” means confidential, non-public or proprietary information provided to Buyer by Seller or its Representatives that is both (a) held by any Seller Entity and (b) to the extent used in the conduct of the Business. “Confidential Information” does not include information that: (i) is generally available to and known by the public through no fault of any Seller Entity or their respective Representatives; or (ii) was lawfully acquired by a Seller Entity or their respective Representatives from and after the Closing from third-party sources which are not prohibited from disclosing such information by any obligation, legal, fiduciary or otherwise.

“Confidentiality Agreement” means that Confidentiality Agreement between the parties dated March 11, 2025.

“Contract” means any agreement, contract (including any Government Contract), lease (including any Real Property Lease), sublease, undertaking, license, instrument, obligation, commitment, understanding or other arrangement, whether oral or written, and all guarantees, amendments, supplements, documentation evidencing exercise of any options or extensions, or modifications thereto.

“Contractual Obligation” means, with respect to any Person, any obligation set forth in a Contract to which such Person is a party or by which such Person’s assets are bound.

“Customer” means a referring physician or other referral source (but, for purposes of clarity, excluding patients) for Outreach Services with respect to the Business.

“Customer Contract” means a Contract with a Customer for Outreach Services by any Seller Entity.

“Customer List” has the meaning set forth in Section 2.01(c).

“Data Room” means that certain online data room hosted on behalf of Seller Group titled “Project Curie” and located at services.intralinks.com.

“Deferred Hire Date” has the meaning set forth in Section 6.03(g).

“Delaware Courts” has the meaning set forth in Section 10.09(b)(iii)(A).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Direct Claim Notice” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules dated as of the date hereof and delivered by Seller concurrently with the execution and delivery of this Agreement and attached hereto, containing cross-references to each section of the Agreement to which a section of the Disclosure Schedules pertains.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“EKRA” has the meaning set forth in Health Care Laws.

“Encumbrance” means any lien, encumbrance, license to a third party, option, pledge, deed of trust, security interest, mortgage, defect in title, charge, claim, right of way, easement, restrictive covenant, servitude, encroachment, right of first offer or first refusal, buy/sell agreement and any other similar restriction or covenant with respect to, or similar condition governing the use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other material attribute of ownership.

“Environment” means soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Laws” means any Law relating to (a) pollution, regulation or protection of the Environment; (b) the generation, manufacture, production, installation, distribution, sale, handling, transport, use, treatment, storage, remediation, Releases, threatened Releases, importation, exportation, labeling, recycling or disposal of or exposure to Hazardous Substances; or (c) human health or safety.

“Environmental Permits” means any Permits issued under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that (i) is under common control within the meaning of Section 4001(b)(1) of ERISA or (ii) which together with any Seller Entity would be deemed a single employer for purposes of Section 414(t) of the Code.

“Escrow Agent” means PNC Bank, National Association, a national banking association.

“Escrow Agreement” has the meaning set forth in Section 2.06(g).

“Escrow Funds” has the meaning set forth in Section 3.04.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Intellectual Property” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Outreach Services” means the Anatomic Pathology Services, point of care testing, testing provided as part of nursing home services, dialysis testing, any laboratory services that are performed by a Seller Entity for clinical trials or other research studies or through a Rural Health Clinic of a Seller Entity.

“FDCA” has the meaning set forth in the definition of Health Care Laws.

“Final Allocation Schedule” has the meaning set forth in Section 3.05(a).

“Fraud” means intentional and knowing common law fraud under Delaware Law with respect to the making of any representation or warranty contained in Article IV or Article V or in any other Transaction Document.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization; Authority; Execution and Enforceability), Section 4.03(c) (Certain Data); Section 4.08 (Title to the Acquired Assets), Section 4.11 (Environmental Matters), Section 4.14 (Legal Compliance, Permits), Section 4.15 (Privacy and Data Security), Section 4.18 (Taxes), Section 4.23 (Brokers), Section 5.01 (Organization and Authority of Buyer), and Section 5.03 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“General Purchase Contract” is any Contract of a Seller Entity under which it purchases any supplies, products, equipment, consumables, inventory, or other items for the Business under a Contract whereby the Seller Entity also purchases the foregoing for aspects of the Seller Entity’s business or operations outside of the Business.

“Goodwill” has the meaning set forth in Section 2.01(m).

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter Contract, purchase order, delivery order, task order, teaming agreement, memorandum of understanding, memorandum of agreement or other Contract, or a legally binding commitment thereunder or relating thereto, in each case, to which a Seller Entity is a party relating to the Business or by which it is bound or otherwise is subject, the ultimate contracting party of which is a Governmental Authority, other than participation agreements and other related agreements regarding Medicare, Medicaid or other federal or state health care programs. A task, purchase or delivery order under a Government Contract or any amendment, supplement, or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates. Preliminary agreements prior to execution of the primary Contract, such as non-disclosure agreements shall not be deemed to constitute a Government Contract for purposes of this definition.

“Government Contract Bid” means any quotation, bid or proposal made by a Seller Entity relating to the Business, whether solicited or unsolicited, that if accepted or awarded to such Seller Entity would constitute a Government Contract.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Governmental Programs” has the meaning set forth in Section 4.14(d).

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person or (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one (1) or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

“Hazardous Substance” means (a) any substance, pollutant, containment, waste, material or chemical listed, regulated, or defined under, or that forms the basis for Liability under, any Environmental Law, and (b) petroleum (or any fraction thereof) or petroleum-containing materials, any asbestos or asbestos-containing materials, mold, infectious or medical waste, polychlorinated biphenyls, per- and polyfluoroalkyl substances, 1,4-dioxane or radioactive materials.

“Health Care Laws” means any Laws relating to health care regulatory, licensure and reimbursement matters, including (a) the federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder (known as the “Stark Law”), (b) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder (known as the “Anti-Kickback Statute”), (c) the federal civil False Claims Act, 31 U.S.C. § 3729, and all regulations promulgated thereunder, (d) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations promulgated thereunder (“CLIA”), (e) Information Privacy and Security Laws, (f) the federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder (“FDCA”), (g) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations promulgated thereunder (the “PHS Act”), (h) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations (i) state self-referral, anti-markup, anti-kickback, billing, fee-splitting, patient brokering and similar Laws and state Laws governing the licensure and operation of clinical laboratories, the provision of pathology services, and billing for clinical laboratory and pathology services, (j) the Eliminating Kickbacks in Recovery Act, 18 U.S.C. § 220 (“EKRA”), and (k) any federal or state Law prohibiting fraud or abuse related to a health care payment program, including but not limited to 18 U.S.C. § 1347 and similar Laws.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

“Hire Date” has the meaning set forth in Section 6.03(g).

“Hired Employee” or “Hired Employees” has the meaning set forth in Section 6.03(g).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, at any date, without duplication: (a) all obligations for borrowed money or in respect of loans or advances, (b) all obligations evidenced by bonds, debentures, notes, interest rate swap agreements or other similar instruments or debt securities, (c) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (d) all obligations arising from cash/book overdrafts or negative cash balances, (e) all obligations arising from deferred compensation arrangements and/or employee bonuses (whether accrued or not), together with the employer-portion of any withholding, payroll or similar such employment taxes related thereto, (f) all obligations of such Person secured by an Encumbrance, (g) all obligations in respect of lease obligations required in accordance with GAAP to be capitalized on a balance sheet of such Person (other than in respect of the Assigned Equipment Leases and the Real Property Leases), (h) all Guarantees of such Person in connection with any of the foregoing, and (i) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Independent Accountant” means Ernst & Young, or if Ernst & Young is unavailable to serve, another independent nationally recognized accounting firm that is not the regular auditing firm of Buyer or Seller and that is mutually agreed upon by Buyer and Seller in writing (or if Buyer and Seller are unable to mutually agree upon such independent nationally recognized accounting firm, an independent nationally recognized accounting firm selected by the Delaware Regional-office of the American Arbitration Association.

“Information Privacy and Security Laws” mean all applicable requirements of Law concerning the Processing of Personal Information, and all regulations promulgated and guidance issued by Governmental Authorities thereunder, including, where applicable, HIPAA, state health privacy, data protection and breach notification Laws, state social security number protection laws, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and state consumer protection laws.

“Inpatient” means any individual meeting the then-current definition as set forth by the Centers for Medicare & Medicaid Services (“CMS”) in the Medicare Benefit Policy Manual, Pub. 100-02, Chapter 1, “Inpatient Hospital Services,” section 10, for the definition of “inpatient” and

42 C.F.R. § 409.10, which generally is an individual who has been admitted to an acute setting for bed occupancy for purposes of receiving inpatient hospital services.

“Insurance Policies” has the meaning set forth in Section 4.12.

“Intellectual Property” means, collectively, all rights in and to any of the following, in each case whether registered or unregistered: patents, trademarks, trade names, corporate names, service marks, trade dress rights, and other similar designations of source or origin, together with the goodwill symbolized thereby, internet domain names, websites and website content, social media accounts, copyrights and other works of authorship, documentation, computer programs and software, including programs and applications therefor, and software code (in any form, including source code, executable code or object code, subroutines, user interfaces, rights in information management systems, compilations and databases, and moral rights and rights of attribution and integrity), trade secrets, other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), and all other confidential information, know-how, inventions, designs, methods, protocols, techniques, specifications, proprietary processes and procedures, forms, catalogs, guides, manuals, formulae, algorithms, models, and business methods, and all registrations, applications, renewals, extensions, combinations, divisions, continuations or reissues of any of the foregoing, which arise or are enforceable under the Laws of any jurisdiction or any bi-lateral or multi-lateral treaty regime.

“Interfaces” has the meaning set forth in Section 6.22.

“Internal Communications” has the meaning set forth in Section 2.02(r).

“IP Licenses” has the meaning set forth in Section 4.21(a).

“IRS” means the Internal Revenue Service.

“IT Assets” means all of each Seller Entity’s computer systems, including software (including programs and applications, object and source code, databases, algorithms, and documentation), hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of a Seller Entity in connection with its operation of the Business.

“Knowledge of Seller” or any other similar knowledge qualification means the actual knowledge of Judy Spencer, Kristen Carreras, Karisse Spray, Kim Zaverl, the laboratory directors of Affinity Hospital, LLC, Laredo Texas Hospital Company, L.P., and Wilkes-Barre Hospital Company, LLC, or such knowledge as any such individual would reasonably be expected to have after due inquiry in the course of performing his or her duties on behalf of any Seller Entity.

“Labor Troubles” has the meaning set forth in Section 4.16(a).

“Laboratory Services Agreement” has the meaning set forth in Section 2.06(e).

“Landlord Consents” has the meaning set forth in Section 6.15(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, or any similar provision having the force or effect of law, including any Health Care Laws or related or similar statutes.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leave of Absence Employee” has the meaning set forth in Section 6.03(g).

“Legal Communications” means any and all communications (electronic or otherwise) by a Seller Entity (and all respective Representatives thereof) with legal counsel, and any other communications, documents or information that in each case, are subject to the attorney-client privilege or considered attorney work product.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

“Lookback Date” means January 1, 2022.

“Losses” means losses, damages, claims, diminution in value, bonds, assessments, dues, Taxes, fees, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses (including remediation costs) of whatever kind, including (a) reasonable attorneys’ and expert fees, (b) the cost of enforcing any right to indemnification hereunder and (c) the cost of pursuing enforcement against any insurance providers; provided, that “Losses” shall not include punitive damages, except in the case of Fraud or to the extent awarded to third parties.

“Material Adverse Effect” means any event, occurrence, fact, development, effect, Action, omission, condition or change that, individually or in the aggregate, (a) would reasonably be expected to result in a material adverse effect on the operations, condition (financial or otherwise) or assets (including the Acquired Assets) of the Business or (b) would prevent, materially impede or materially delay the ability of any Seller Entity to consummate the Transaction or fulfill its obligations under the Transaction Documents; provided, however, that for purposes of clause (a), any change, event, development, state of facts or effect to the extent resulting or arising from any of the following shall not constitute or be considered when determining whether a Material Adverse Effect has occurred: (i) any change or development in general economic conditions in the industries or markets in which the Business operates; (ii) general economic conditions, including, without limitation, any change in financing, currency, banking, capital or securities markets generally; (iii) any global pandemics or epidemics, natural disasters or other acts of nature, and any global, national, or regional political conditions (including, without limitation, acts of war, armed hostilities or terrorism, changes in political environment), in each case, including the worsening thereof or actions taken in response thereto; (iv) any change after the date hereof in Laws or GAAP or other applicable accounting rules, or the interpretation thereof; (v) the public announcement of the Transaction or the transactions contemplated by the Transaction Documents (provided that this clause (v) shall not apply to the representations and warranties that address such matters or any conditions to Closing with respect to such representations and warranties); or (vi) the failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying cause of such failure may be taken into account); provided that in the case of clauses (i) through (iv) above, any change, event, development, state of facts or effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that the impact is disproportionately adverse to the Business relative to other businesses operating in the same industry.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Medicare and Medicaid Programs” has the meaning set forth in Section 4.14(d).

“New Lease” has the meaning set forth in Section 2.06(b)(i).

“Non-Competition Agreement” has the meaning set forth in the Recitals.

“Oral Arrangements” has the meaning set forth in Section 2.01(c).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and all regulations promulgated thereunder.

“Other Assigned Contracts” has the meaning set forth in Section 2.01(f).

“Outpatient” means any individual who has not been admitted to a hospital as an Inpatient but is registered as an outpatient of a hospital for billing purposes or receives services directly or under arrangements from a hospital, including at any site identified as a hospital site of service by billing modifier or through a hospital’s cost report designation or reporting practices, but excluding individuals that are registered as lab-only outpatients and not receiving the testing in connection with Outpatient Services.

“Outpatient Services” mean any services furnished to an Outpatient that are a part of an Outpatient’s hospital encounter (including pre-operative outpatient laboratory services performed in connection with a scheduled surgical procedure regardless of whether such surgical procedure is subsequently performed), as determined by applicable Law or payor policy or contract, including any value-based arrangements.

“Outreach Services” means all clinical and diagnostic laboratory testing services not provided to Inpatients or Outpatients of a Seller Entity and that are not Outpatient Services of a Seller Entity.

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Party” or “Parties” has the meaning given in the Recitals to this Agreement.

“Patient Records” means all patient and medical records maintained by a Seller Entity in the operation or conduct of the Business, including (a) all protected health information (as defined under HIPAA or otherwise protected by applicable Information Privacy and Security Laws), and (b) any other Personal Information about individuals served by the Business maintained by a Seller Entity.

“Payoff Indebtedness” has the meaning set forth in Section 3.02.

“Payor Claims” has the meaning set forth in Section 4.14(d).

“Penalty Date” has the meaning set forth in Section 6.19(b).

“Permits” means all permits, licenses, registrations, accreditations, certificates, franchises, approvals, authorizations, waivers, exemptions, clearances, variances, identification numbers and consents required to be obtained from Governmental Authorities to operate the Business.

“Permitted Encumbrance” means (a) Encumbrances for Taxes not due and payable or being contested in good faith by appropriate procedures; (b) in respect of the Owned Real Property or Leased Real Property, mechanic’s, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business for sums that are not delinquent or that are being contested in good faith; (c) Encumbrances arising under equipment leases with third parties entered into in the Ordinary Course of Business for amounts not yet due and payable; and (d) covenants, conditions, restrictions, easements, zoning, building codes, and other land use Laws, Encumbrances and other similar matters of record that do not adversely affect current occupancy or use of the Owned Real Property or Leased Real Property in any material respect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, firm, company, unincorporated organization, trust, association, operating division or other entity.

“Personal Information” means, collectively, any information that (a) identifies (or in combination with other information may identify), relates to, describes, is capable of being associated with, or can be reasonably linked, directly or indirectly, to a natural person, household, computer or device; or (b) is governed, regulated, or protected by one (1) or more Information Privacy and Security Laws, including any “protected health information” (as defined by HIPAA).

“PHS Act” has the meaning set forth in the definition of Health Care Laws.

“PI Consents” has the meaning set forth in Section 4.15(c).

“Post-Closing Payables” has the meaning set forth in Section 6.19(c).

“Post-Closing Tax Period” has the meaning set forth in Section 6.09(b).

“Pre-Closing Payables” has the meaning set forth in Section 6.19(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.09(b).

“Privacy Policies” means each privacy policy or notice of any Seller Entity, including any policy or notice relating to: (a) the privacy and security of users of the Business; (b) the Processing of any Personal Information; and (c) any Business Employee information.

“Private Programs” has the meaning set forth in Section 4.14(d).

“Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Personal Information, whether or not by automatic means, such as receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, destruction, privacy or security or as otherwise set forth in the applicable Information Privacy and Security Laws.

“Protected Information” means any Confidential Information, including any Intellectual Property, or Personal Information that is protected by Information Privacy and Security Laws and owned, used, Processed, or controlled by or on behalf of any Seller Entity.

“Provider Agreements” has the meaning set forth in Section 4.14(d).

“Purchase Price” has the meaning set forth in Section 3.01.

“Real Property Leases” has the meaning set forth in Section 4.10(a).

“Reference Date” has the meaning set forth in Section 4.03(a).

“Referring Physician” has the meaning set forth in Section 4.14(h)(ii).

“Registered Intellectual Property” means Intellectual Property issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name register, as applicable.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, release or threatened release of Hazardous Substances from any source into, through, or upon the indoor or outdoor Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Revenue Information” has the meaning set forth in Section 4.03(a).

“Rural Health Clinic” means a clinic located in a rural area designated shortage area that is not a rehabilitation agency or a facility primarily for the care and treatment of mental diseases, and meets all other requirements of 42 C.F.R. § 405 and 491.

“Security Incident” has the meaning set forth in Section 4.15(f).

“Security Risk Assessments” has the meaning set forth in Section 4.15(g).

“Seller” has the meaning set forth in the preamble.

“Seller Entity” has the meaning set forth in the recitals.

“Seller Group” has the meaning set forth in the recitals.

“Seller Group Indemnified Persons” has the meaning set forth in Section 8.03.

“Signing” has the meaning set forth in Section 2.05(a).

“Specified Area” has the meaning set forth in Section 6.13.

“Stark Law” has the meaning set forth in the definition of Health Care Laws.

“Straddle Period” has the meaning set forth in Section 6.09(b).

“Subsidiary” means, with respect to any Person, any corporation or other entity of which such Person owns, directly or indirectly, (a) 50% or more of the outstanding shares of stock, other equity interests or voting securities, or (b) outstanding securities having ordinary voting power to elect the majority of the board of directors or other managing body of such corporation or entity.

“Tangible Assets” has the meaning set forth in Section 2.01(a).

“Tax” means (a) any and all federal, state, local and foreign taxes, including but not limited to net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, severance, unemployment, disability, social security (or similar), excise, stamp, occupation, premium, real property, personal property, abandoned or unclaimed property, escheat, production, environmental, capital stock, value added, occupancy, alternative or add on minimum, license, capital, windfall profit, asset, net worth, privilege, intangible, registration, recording, transaction, business, or any other taxes, charges, levies, duties (including any custom duties), governmental fees, tariff, assessments, deficiencies or other fees of any kind whatsoever, together with any related charge or amount (including any interest, penalty, fine, or addition to tax), in each case, whether or not disputed, (b) any and all Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any and all Liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any and all Liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Authority” means any Governmental Authority responsible for the administration, determination, enforcement, assessment, collection or imposition of any Tax.

“Tax Return” means any Tax return, attachment, schedule, statement, declaration, election, claim for refund, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports), including any supplement thereto or amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Occupancy Agreements” has the meaning set forth in Section 4.10(b).

“Third Party Occupied Property” has the meaning set forth in Section 4.10(b).

“Top Customer” has the meaning set forth in Section 4.19(a).

“Top Vendor” has the meaning set forth in Section 4.19(b).

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” has the meaning set forth in Section 2.06.

“Transaction Expenses” has the meaning set forth in Section 3.02.

“Transfer Taxes” has the meaning set forth in Section 6.09(a).

“Transferring Employee Schedule” has the meaning set forth in Section 6.03(a).

“Transferring Employees” has the meaning set forth in Section 6.03(a).

“Transferring PSCs” has the meaning set forth in Section 2.01(a).

“Transition Services Agreement” has the meaning set forth in Section 2.06(c).

“Treasury Regulations” means the temporary and final regulations of the United States Department of Treasury promulgated under the Code.

“Unresolved Indemnity Claims” has the meaning set forth in Section 8.06(b).

“Used” means made, offered for sale, imported, supplied, performed, displayed, used, reproduced, modified, distributed, sold or otherwise exploited.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.02 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Schedules and

Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
PURCHASE AND SALE OF ACQUIRED ASSETS;
ASSUMPTION OF ASSUMED LIABILITIES

Section 2.01 Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause each other Seller Entity to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume, acquire and accept from each Seller Entity, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), all of such Seller Entity’s right, title and interest in, to and under the following assets, properties and rights (collectively, the “Acquired Assets”):

(a) the furniture, equipment, medical supplies, and other tangible personal property located in the patient service centers listed on Schedule 2.01(a)(i), (the “Transferring PSCs”), and such other tangible assets listed on Schedule 2.01(a)(ii) (collectively, those items in (i)–(ii), the “Tangible Assets”);

(b) all inventory and supplies owned by a Seller Entity to the extent related exclusively to the Business, and all such inventory and supplies owned by a Seller Entity located at the Transferring PSCs;

(c) (i) the Customer Contracts listed on Schedule 2.01(c)(i) (collectively, the “Assigned Customer Contracts”), (ii) the Customer oral arrangements set forth on Schedule 2.01(c)(ii) (the “Oral Arrangements”), and (iii) the names and contact information of Customers of the Business immediately preceding the date hereof as listed on Schedule 2.01(c)(iii) (the Customers on Schedule 2.01(c)(i), 2.01(c)(ii) and 2.01(c)(iii) collectively, the “Customer List”);

(d) the leases pursuant to which a Seller Entity has rights to any of the Tangible Assets, each of which is set forth on Schedule 2.01(d) (the “Assigned Equipment Leases”);

(e) the Real Property Leases set forth on Schedule 2.01(e);

(f) such other Contracts of a Seller Entity set forth on Schedule 2.01(f) (the “Other Assigned Contracts” and together with the Assigned Customer Contracts, Assigned Equipment Leases and Real Property Leases, the “Assigned Contracts”);

(g) copies or originals of sales and service information; Customer, payor and vendor lists; machinery and equipment records; mailing lists and Customer records; sales and purchasing materials; purchase orders; correspondence; marketing brochures; advertising materials; samples and display materials; accounting information and other records and documents; in each case relating exclusively to the Business, but excluding all Patient Records and all Legal Communications (such information being referred to as the “Assigned Business Records”);

(h) [intentionally omitted];

(i) all of any Seller Entity’s claims, causes of action, rights of recovery (including rights under warranties, indemnities and all similar rights) and rights of set-off against third parties relating to any Acquired Assets arising from and after the Closing, choate or inchoate, known or unknown, or contingent or non-contingent, and whether or not liquidated, arising out of or related to events from and after the Closing;

(j) [intentionally omitted];

(k) all Intellectual Property set forth on Schedule 2.01(k) (the “Acquired Intellectual Property”);

(l) to the extent permissible under applicable Law, all personnel data and records of the Hired Employees; and

(m) the goodwill, going concern value and other intangible assets exclusively generated by, related to or associated with the Business (“Goodwill”).

Section 2.02 Excluded Assets. Other than the Acquired Assets, Buyer shall not purchase, and Seller (or the applicable Seller Entity) shall retain, all of its right, title and interest in and to all other assets, properties and rights of any Seller Entity (collectively, the “Excluded Assets”), and all such other assets, properties and rights shall be excluded from the Acquired Assets, including, without limitation, the following:

(a) all Intellectual Property of any Seller Entity other than the Acquired Intellectual Property (“Excluded Intellectual Property”);

(b) all furniture, equipment, medical supplies, and other tangible personal property of a Seller Entity, other than equipment that is an Acquired Asset;

(c) (i) all cash and cash equivalents of any Seller Entity, including checks, money orders, marketable securities and short-term instruments; (ii) funds in time and demand deposits or similar accounts; and (iii) any Indebtedness issued or guaranteed by any Governmental Authority;

(d) all accounts receivable of any Seller Entity;

(e) all prepaid expenses, claims for refunds and rights to offset that relate to the Assumed Liabilities and the Acquired Assets arising prior to the Closing;

(f) all claims, causes of action, rights of recovery (including rights under warranties, indemnities and all similar rights) and rights of set-off against third parties relating to any Acquired Assets arising prior to the Closing, choate or inchoate, known or unknown, or contingent or non-contingent, and whether or not liquidated, arising out of or related to events prior to the Closing;

(g) to the extent applicable, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of any Seller Entity;

(h) all assets and Contracts of any Seller Entity not included within the Acquired Assets;

(i) all bank and brokerage accounts;

(j) all insurance policies and all employee benefit plans of any Seller Entity (including the Business Employee Plans) and all assets relating thereto;

(k) all capital stock or membership, voting or other equity interest owned by any Seller Entity in any Subsidiary, Affiliate or other Person, and all options, warrants or other rights to acquire such capital stock or membership, voting or other equity interest;

(l) all personnel data and records of Business Employees, except the personnel data and records of Hired Employees;

(m) all of any Seller Entity’s tax and accounting records, Tax Returns, organizational documents, corporate minute books, including board and stockholder records, stockholder agreements, and other books and corporate records, including those records related to capitalization and organization of such Seller Entity;

(n) the Patient Records, subject to Section 6.20;

(o) all Owned Real Property;

(p) all assets and Contracts of, or testing performed by, any Seller Entity related to the Excluded Outreach Services;

(q) all IT Assets; and

(r) all internal communications of any Seller Entity and its Affiliates and their respective employees, officers and directors, including all Legal Communications (collectively, “Internal Communications”), except for any Internal Communications that constitute Assigned Business Records.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume from each Seller Entity, and following the Closing shall pay, perform, satisfy and discharge when due: (a) all Liabilities of each Seller Entity under the Assigned Contracts, but only to the extent such Liabilities (i) arise in the Ordinary Course of Business with respect to such Contract, (ii) are required to be performed on or after the Closing, (iii) do not arise from or relate to any failure to perform, improper performance, warranty or other breach, default or violation by a Seller Entity of any provision of any of such Assigned Contracts or any event, circumstance or condition occurring or existing prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default thereof (whether known or unknown as of the Closing), (iv) do not arise out of any Release or other environmental, health or safety condition, circumstance, action or omission existing, initiated or occurring prior to the Closing and (v) do not arise out of any claims or any offsets by any Governmental Program, Private Program or any other payor due to overpayments, duplicate payments, fraud, incorrect billing, retroactive denials, penalties or any other reason relating to any action or inaction of Seller Group in connection with the operation of the Business prior to Closing (the “Assumed Liabilities”).

Section 2.04 Excluded Liabilities. All Liabilities of any Seller Entity, its Affiliates or any of their Representatives that are not specifically assumed by Buyer pursuant to Section 2.03, (collectively, the “Excluded Liabilities”) will be retained by such Seller Entity.

Section 2.05 Signing and Closing.

(a) The signing of this Agreement (the “Signing”) shall occur on the date hereof. At the Signing, Seller shall deliver to Buyer a certificate of an officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller to duly authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction and the transactions contemplated by the Transaction Documents, that all such resolutions are in full force and effect, and that such resolutions are all the resolutions adopted in connection with the Transaction and the transactions contemplated by the Transaction Documents. At the Signing, Buyer shall deliver to Seller a certificate of an officer of Buyer certifying that the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction and the transactions contemplated by the Transaction Documents have been duly authorized by all requisite and proper corporate action on the part of Buyer.

(b) The closing of the Transaction (the “Closing”) will take place through an electronic exchange of documents and wiring of funds on the last day of the month following the satisfaction (or waiver, by the appropriate party) of the last of the conditions to Closing set forth in Article VII (other than conditions which, by their nature, are to be satisfied at the Closing (but subject to the satisfaction or waiver, by the appropriate party, thereof)) or at such other place and on such other date as Buyer and Seller may agree in writing. The date on which the Closing takes place is the “Closing Date” and the Closing shall be deemed to occur effective as of 12:01 a.m., Central Time, on the Closing Date.

Section 2.06 Transaction Documents. At the Closing, in accordance with Section 7.02 and Section 7.03, and in addition to the other Closing deliverables contemplated by Article VII, the Parties shall execute and deliver, or cause to be executed and delivered, the following documents (collectively, the “Transaction Documents”):

(a) Seller (on behalf of Seller Group) and Buyer shall execute and deliver to one another a Bill of Sale and Assignment and Assumption Agreement in substantially the form of Exhibit A attached hereto, pursuant to which each Seller Entity will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, assume, acquire and accept the Acquired Assets and assume the Assumed Liabilities (excluding the Real Property Leases);

(b) Seller and Buyer shall (and Seller shall cause each other Seller Entity to) execute and deliver to one another:

(i) with respect to the Transferring PSC located at 3525 Independence Drive, Homewood, AL 35209, a new lease or sublease in form and substance reasonably acceptable to Buyer and Seller (the “New Lease”);

(ii) with respect to the Transferring PSC located at 801 Princeton Ave., Birmingham, AL 35211, an Assignment, Assumption, and Amendment of Lease Agreement in substantially the form of Exhibit B attached hereto (the “Assignment, Assumption, and Amendment”);

(iii) with respect to each other Leased Real Property described in Schedule 2.01(e), Assignment and Assumption Agreements, pursuant to which the applicable Seller Entity will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, assume, acquire and accept each Real Property Lease, in substantially the form of Exhibit C (together with the Assignment, Assumption, and Amendment, the “Assignment and Assumption of Leases”);

(c) Unless mutually determined to be unnecessary by the Parties prior to Closing, Seller (on behalf of Seller Group) and Buyer shall execute and deliver to one another a transition services agreement, which may address the timing of the employment of the Transferring Employees by Buyer (the “Transition Services Agreement”);

(d) [Intentionally omitted];

(e) Seller (on behalf of Seller Group) and Buyer shall execute and deliver to one another a Laboratory Services Agreement, in substantially the form of Exhibit D (the “Laboratory Services Agreement”);

(f) Each Seller Entity that leases a Transferring PSC shall execute and deliver to Buyer a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code in form and substance reasonably satisfactory to Buyer; and

(g) Seller (on behalf of Seller Group) and Buyer shall execute and deliver to one another an Escrow Agreement, in substantially the form of Exhibit E (the “Escrow Agreement”).

Section 2.07 Consents of Third Parties.

(a) Notwithstanding anything in this Agreement or in any Transaction Document to the contrary, neither this Agreement nor any Transaction Document shall constitute an agreement to assign or otherwise transfer, or require Buyer or any of its Affiliates to assume any obligations under, any Assigned Contract or other Acquired Asset if an attempted assignment or transfer thereof would, without the consent, authorization, approval of or waiver by a third party or Governmental Authority to such assignment or transfer (other than such consents, authorizations, approvals or waivers as have been obtained, if any), constitute a breach thereof or violate any applicable Law. If any such consent, authorization, approval or waiver has not been obtained prior to the Closing, following the Closing, Seller shall (or shall cause the applicable Seller Entity to) at its sole cost and expense, use its reasonable efforts to obtain any such consent, authorization, approval or waiver as promptly as possible, and Buyer will provide reasonable cooperation to Seller in seeking to obtain any such consent, authorization, approval or waiver; provided, however, Buyer shall not be required to pay any additional consideration therefor.

(b) If any Assigned Contract or other Acquired Asset is not transferred to Buyer at the Closing pursuant to this Agreement, Seller and Buyer shall cooperate in any reasonable arrangement designed to provide Buyer with all of the rights and benefits of, and to have Buyer assume, to the extent constituting Assumed Liabilities, the burdens and obligations with respect to, such Assigned Contract or other Acquired Asset as if such Assigned Contract or other Acquired Asset had been transferred to Buyer as of the Closing. Once such consent, authorization, approval or waiver for the transfer of such Assigned Contract or other Acquired Asset is obtained, Seller shall (or shall cause the applicable Seller Entity to) transfer such Assigned Contract or other Acquired Asset to Buyer. Nothing in this Section 2.07(b) shall be deemed a waiver by Buyer of its right to receive, at or prior to the Closing, an effective assignment of all of the Acquired Assets or require any payment by Buyer for any consent, waiver or assignment, nor shall this Section 2.07(b) be deemed to constitute an agreement to exclude any Acquired Assets.

Article III
PURCHASE PRICE

Section 3.01 Purchase Price. In consideration of the sale by Seller Group to Buyer of the Acquired Assets, and in addition to the assumption of the Assumed Liabilities by Buyer, Buyer shall pay to Seller (on behalf of Seller Group) an amount equal to $195,000,000.00 (the “Purchase Price”).

Section 3.02 Closing Statement. At least five (5) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (such statement, the “Closing Statement”) setting forth: (a) an itemized list of all Indebtedness secured by an Encumbrance on the Acquired Assets to be paid on the Closing Date (the “Payoff Indebtedness”), the Person(s) to whom each item of Payoff Indebtedness is owed, and wire instructions for the payment thereof, along with a customary release letter, in a form and substance reasonably acceptable to Buyer, releasing the Acquired Assets from any Encumbrances on the Acquired Assets securing such Payoff Indebtedness; (b) an itemized list of all fees and expenses of counsel, accountants, consultants, advisers, and others incurred by any Seller Entity at or prior to the Closing in connection with the Transaction (the “Transaction Expenses”), the Person(s) to whom each such item of Transaction Expense is owed, and wire instructions for the payment thereof; and (c) the resulting amount of the Closing Cash Amount payable to each Seller Entity and wire instructions for the payment thereof.

Section 3.03 Payment of the Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay or deposit the following amounts:

(a) the Payoff Indebtedness, by wire transfer of immediately available funds to the applicable account(s) set forth in the Closing Statement;

(b) the Transaction Expenses, by wire transfer of immediately available funds to the applicable account(s) set forth in the Closing Statement;

(c) the Escrow Funds, by wire transfer of immediately available funds to the Escrow Agent in accordance with the Escrow Agreement; and

(d) an amount (the “Closing Cash Amount”) equal to: (i) the Purchase Price, minus the Payoff Indebtedness, minus the Transaction Expenses, and minus the Escrow Funds, by wire transfer of immediately available funds to the applicable account(s) set forth in the Closing Statement.

Section 3.04 Escrow Funds. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deposit (or cause to be deposited), in accordance with the Escrow Agreement, an amount equal to ten percent (10%) of the Purchase Price, in immediately available funds in U.S. Dollars (together with all interest and earnings thereon, and less any disbursements hereunder, the “Escrow Funds”). The Escrow Funds shall serve as a security for, and a source of payment of, Buyer’s rights pursuant to Article VIII. The Escrow Funds shall be held until required to be distributed pursuant to Article VIII.

Section 3.05 Allocation of Purchase Price.

(a) The Purchase Price payable to Seller pursuant to Section 3.01 and any Assumed Liabilities of a Seller Entity and any other amounts treated as consideration for U.S. federal Tax purposes shall be allocated among Acquired Assets using the methodology set forth on Schedule 3.05 (the “Allocation Methodology”). No later than sixty (60) days prior to the Closing Date, Seller shall prepare and deliver to Buyer an allocation schedule allocating the Purchase Price (including the Assumed Liabilities and any other amounts treated as consideration for U.S. federal income Tax purposes) among the Acquired Assets (the “Allocation Schedule”). The Allocation Schedule shall be prepared consistent with the Allocation Methodology and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If, within fifteen (15) days after receiving Seller’s written determination of the Allocation Schedule, Buyer does not notify Seller in writing of Buyer’s disagreement with the Allocation Schedule, the Allocation Schedule shall be final and binding. If, within such fifteen (15) day period, Buyer notifies Seller that Buyer disputes any item(s) reflected thereon, Buyer and Seller shall cooperate in good faith to resolve any dispute. Should Buyer and Seller fail to reach an agreement within fifteen (15) days after Buyer notifies Seller in writing that Buyer disputes any item(s) reflected on the Allocation Schedule, the determination of the disputed item(s) will be submitted to the Independent Accountant who, acting as an expert, and not arbitrator, shall resolve the disputed items only and make adjustments, if any, to the Allocation Schedule as a result thereof. In the event the Parties submit any unresolved disputed items to the Independent Accountant, Seller and Buyer will each submit their respective determinations of the disputed items, together with such supporting documentation relating thereto as the submitting Party deems appropriate, to the Independent Accountant within fifteen (15) days after the date on which such unresolved disputed items were submitted to the Independent Accountant for resolution. Seller and Buyer will use their respective commercially reasonable efforts to cause the Independent Accountant to notify them in writing of its resolution of the disputed items as soon as practicable, but in any event within fifteen (15) days after the date on which the Independent Accountant receives the statements prepared by Seller and Buyer. The Independent Accountant will review only the unresolved disputed items and resolve the dispute with respect to each such specific item and amount in accordance with the terms of this Agreement; provided, that the determination of the Independent

Accountant of any disputed items shall be within, and limited by, the range comprised of the respective determinations of such disputed items by Seller and Buyer. The determination of any disputed items by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. The Allocation Schedule, as finally determined in accordance with this Section 3.05(a), shall be the “Final Allocation Schedule”.

(b) The Parties and their respective Affiliates shall report, act and file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Schedule. Each Party shall not, and Seller shall cause each Seller Entity not to, take any position in any Tax matter (whether in audit, Tax Returns, or other Action with any Governmental Authority) that is inconsistent with such allocation unless required to do so by applicable Law. In the event that the Final Allocation Schedule is disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the information set forth in the Disclosure Schedules, Seller represents and warrants to Buyer, only in connection with the Transaction or a Seller Entity’s conduct of the Business, as applicable, that the statements contained in this Article IV are true, accurate, and complete as of the date hereof and will be true, accurate, and complete as of the Closing Date (except for those statements that are specifically made as of a particular date, which shall be true, accurate and complete as of such date). The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained herein. Each reference contained in this Article IV to the Disclosure Schedules qualifies the referenced representations and warranties to the extent specified therein and such other representations and warranties contained herein to the extent a matter in the Disclosure Schedules is disclosed in such a way as to make its relevance to the information called for by such representation or warranty readily apparent from the face of such disclosure (without independent knowledge thereof).

Section 4.01 Organization; Authority; Execution and Enforceability. Each of the Seller Entities is an entity of the type set forth on Section 4.01 of the Disclosure Schedules, as applicable, duly formed, validly existing and in good standing under the Laws of its respective state of jurisdiction as set forth on Section 4.01 of the Disclosure Schedules. Each of the Seller Entities is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such qualification necessary. Seller has all necessary and requisite corporate power and authority to enter into this Agreement on behalf of itself and each other Seller Entity and each Seller Entity has all necessary and requisite corporate or limited liability company power and authority to enter into the Transaction Documents to which it is (or will be) a party. Seller has all necessary and requisite corporate power and authority to carry out, and to cause each other Seller Entity to carry out, its obligations hereunder and thereunder, as applicable, and to consummate, and to cause each other Seller Entity to consummate, the Transaction and the transactions contemplated by the

Transaction Documents, as applicable. The execution and delivery by Seller of this Agreement and by each Seller Entity, as applicable, of the Transaction Documents to which it is (or will be) a party, the performance by each Seller Entity of its respective obligations hereunder and thereunder and the consummation by each Seller Entity, of the Transaction and the transactions contemplated by the Transaction Documents have been duly authorized by all requisite and proper corporate or limited liability company, as applicable, action on the part of each Seller Entity. This Agreement, with respect to Seller, and each Transaction Document to which any Seller Entity is (or will be) a party (a) has been (or in the case of the Transaction Documents to be entered into at or prior to Closing, will be) duly and validly executed and delivered by each Seller Entity, as applicable, and (b) constitute (or in the case of Transaction Documents to be entered into at or prior to the Closing, will constitute) the legal, valid and binding obligations of each Seller Entity, as applicable, enforceable against each Seller Entity, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. Except as set forth on Section 4.02(i) of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement, each Seller Entity, as applicable, of the Transaction Documents to which it is a party (to the extent a Seller Entity is a party thereto), and the consummation of the Transaction and the transactions contemplated by the Transaction Documents, do not and will not conflict with, result in any breach of, violate or constitute a default under, give rise to a right of first refusal, first offer, acceleration, termination, modification or cancellation, or require notice or consent, under (a) any provision of the Charter Documents of any Seller Entity, except to the extent any such notice, approval or consent shall have been obtained on or prior to the Closing; (b) any Contract to which any Seller Entity is a party or to which it or its respective properties or assets are subject or (c) any Law or Governmental Order applicable to any Seller Entity. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Entity in connection with the execution and delivery of this Agreement, the Transaction Documents and the consummation of the Transaction and the transactions contemplated by the Transaction Documents, except as set forth in Section 4.02(ii) of the Disclosure Schedules.

Section 4.03 Financial Matters.

(a) Revenue Information. Section 4.03(a) of the Disclosure Schedules sets forth the net revenue for the Business (the “Revenue Information”) for the twelve (12) month period ending on December 31, 2024 (the “Reference Date”). The Revenue Information was derived from the books and records of Seller Group, which books and records are accurate and complete in all material respects. The Revenue Information does not reflect the revenue of any entity other than a Seller Entity or business other than the Business.

(b) System of Accounting. Seller Group has implemented and maintains a standard system of accounting and a system of internal controls that are appropriate in providing assurance regarding the reliability of the Revenue Information and the financial reporting and preparation of financial statements from which the Revenue Information is derived with respect to the Business. There are not currently, and there have not been since the Reference Date, any material deficiencies or material weaknesses in the design or operation of such internal controls which could reasonably be expected to adversely affect Seller Group’s ability to record, process, summarize and report financial data with respect to the Business.

(c) Certain Data. All information and data contained in the documents titled “Crestwood Client Statistic Report 2024” located in the Data Room location 1.1.1.2, “Flowers Client Statistic Report 2024” located in the Data Room location 1.1.1.3, “2.1.4.3 Labfirst Client Statistic Report 2024” located in the Data Room location 1.1.1.4, “1.01 - Volume by CPT by Payer - Non CHC Volume - Uploaded 4.29” located in the Data Room location 1.1.1.6, and “1.01 Additional Volume Identified” located in the Data Room location 1.8.1 1.01, are true and correct in all material respects, including with respect to the Business’ historical test utilization, Current Procedural Terminology (“CPT”) codes, payor CPT detail, and requisition volumes, if any, set forth in such documents.

Section 4.04 Indebtedness; Absence of Undisclosed Liabilities.

(a) No Seller Entity has any Liability for Indebtedness with respect to the Business except as set forth in Section 4.04(a) of the Disclosure Schedules.

(b) No Seller Entity has any material obligations or Liabilities of any nature (matured or unmatured, fixed or contingent) with respect to the Business other than (i) those which are adequately reflected or reserved against in the Seller Group’s financial statements, or (ii) those incurred in the Ordinary Course of Business since the Reference Date, which are not material in amount.

Section 4.05 Intentionally Omitted.

Section 4.06 Absence of Certain Changes. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Reference Date: (a) the Business has been conducted in the Ordinary Course of Business; (b) no Seller Entity has taken or failed to take any action that would be required to be disclosed under, or require consent pursuant to, Section 6.01(a) or Section 6.01(b) if such action occurred after the date hereof; and (c) there has not been, with respect to the Business: (i) any event, occurrence, fact, change, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any sale, lease, license, abandonment or other disposition by any Seller Entity of any asset of the Business, except in the Ordinary Course of Business; (iii) any amendment of any Customer Contract or Oral Arrangement, other than in the Ordinary Course of Business; (iv) any Encumbrance (other than Permitted Encumbrances) placed upon any of the Acquired Assets; (v) any commencement or settlement of any Action by or against any Seller Entity in connection with the Business; (vi) any loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting, in any respect, the Business or any Acquired Asset; (vii) any agreement or arrangement entered into by any Seller Entity prohibiting or restricting such Seller Entity from freely engaging in the Business or otherwise restricting the conduct of the Business in any state or county in which it currently operates; or (viii) any commitment by any Seller Entity to do any of the foregoing.

Section 4.07 Contracts.

(a) Except for any General Purchase Contract, Section 4.07(a) of the Disclosure Schedules (which such schedule shall be arranged in corresponding roman numerals as set forth in this Section 4.07(a)) lists each of the following Contracts (x) by which any of the Acquired Assets are bound or affected or (y) to which any Seller Entity is a party or by which any Seller Entity is bound, in each case, in connection with the Business or the Acquired Assets (together with all Real Property Leases, collectively, and whether or not set forth in Section 4.07(a) of the Disclosure Schedules the “Material Contracts”):

(i) (i) any Contract (or group of related Contracts) for the purchase or sale of inventory, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, with any Customer and which is not terminable by Seller Group on thirty (30) days’ or less notice without penalty;

(ii) (A) (x) any capital lease or (y) any other lease or other Contract relating to equipment providing for annual rental payments in excess of $100,000, under which any such equipment is held or used by a Seller Entity exclusively in the conduct of the Business; or (B) any other Contract, other than Real Property Leases or Assigned Equipment Leases, relating to the lease, license, or sublicense of any Acquired Assets, which contemplates annual payments to or by any Seller Entity in excess of $100,000;

(iii) since the Reference Date, any Contract (pending or executed) relating to the acquisition or disposition of (A) any business of a Seller Entity (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), (B) any material asset other than in the Ordinary Course of Business, or (C) a series or group of related transactions or events of the type specified in the foregoing clauses (A) and (B), in each case, as related to the Business;

(iv) any Contract (or group of related Contracts) (A) under which any Seller Entity has created, incurred, assumed or guaranteed any Indebtedness with respect to the Business, or (B) under which any Seller Entity has permitted any Acquired Asset to become encumbered, except by Permitted Encumbrances;

(v) any Contract subjecting any Seller Entity to non-competition or other similar material restrictions on their respective ability to conduct the Business anywhere in the world or pursuant to which a Seller Entity has the benefit of material non-competition or other similar restrictions by another Person (other than Contracts (A) containing standard confidentiality or employee and/or contractor non-solicitation restrictions entered into in the Ordinary Course of Business or (B) entered into by employees or independent contractors of any Seller Entity in the Ordinary Course of Business);

(vi) any Contract under which any Seller Entity is, or may become, obligated to incur any severance pay or special compensation obligations which would become payable, increased or accelerated by reason of, this Agreement or the Transaction (solely as related to the Hired Employees);

(vii) any collective bargaining agreement, memorandum of understanding, side letter, neutrality, or card check agreement, profit sharing, defined compensation, severance or other plan or arrangement for the benefit of or relating to the Hired Employees;

(viii) any material agency, dealer, distributor, sales representative, marketing or other similar agreement relating solely to the Business or the Acquired Assets;

(ix) any Contract with any vendor that provides services relating to billing, coding and/or reimbursement relating solely to the Business or the Acquired Assets;

(x) except as may be entered into in the Ordinary Course of Business, any warranty Contracts with respect to products sold or indemnity agreements with any vendor or Customer to the Business under which a Seller Entity is obligated to indemnify such vendor or Customer against product liability claims;

(xi) any IP Licenses; and

(xii) any other Contract that is material to the Business, taken as a whole, whether or not entered into in the Ordinary Course of Business.

(b) Except as set forth on Section 4.07(b) of the Disclosure Schedules, no Seller Entity has any Government Contracts related to the Business.

(c) Seller Group has made available to Buyer true, accurate and complete copies of each Assigned Contract, in each case, as amended or otherwise modified and in effect. Seller Group has also made available to Buyer a written summary setting forth the material terms and conditions of each Oral Arrangement. Each of the Assigned Contracts and each Oral Arrangement is in material compliance with all applicable Laws and constitutes an enforceable obligation of the applicable Seller Entity and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect. No Seller Entity is in material breach, is in material default under or has repudiated, and, to the Knowledge of Seller, no other party to any of the Assigned Contracts or any Oral Arrangement has materially breached, has materially defaulted under or has repudiated, any of the Assigned Contracts or any Oral Arrangement to which it is a party. As of the Closing Date, each Seller Entity will have made all required payments then due and payable under the Assigned Contracts and Oral Arrangements to which it is a party. Except to the extent consent of the other party thereto is required, all Assigned Contracts and each Oral Arrangement, as applicable, shall be assigned to Buyer pursuant to this Agreement and the Transaction Documents and will be in full force and effect immediately thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

Section 4.08 Title to the Acquired Assets. Each Seller Entity has sole and exclusive good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive leasehold interest (or contractual right) in, or right to use, all of the Acquired Assets owned, leased, or used by such Seller Entity. To the extent that, on the date hereof, any Acquired Assets are not held by a Seller Entity, sole and exclusive good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive leasehold interest (or contractual right) in, or right to use such Acquired Assets shall be assigned, transferred, conveyed and delivered to a Seller Entity prior to the Closing Date for further assignment, transfer, conveyance and delivery to Buyer at the Closing. None of the Acquired Assets are subject to any Encumbrance other than Permitted Encumbrances.

Section 4.09 Condition and Sufficiency of the Tangible Assets; Conduct of Business. Except as set forth in Section 4.09 of the Disclosure Schedules, the Tangible Assets are structurally sound, are in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put (including, for the avoidance of doubt, the operation of the Business), and none of such Tangible Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 4.09 of the Disclosure Schedules, the Tangible Assets, together with the New Lease and the other Real Property Leases assigned to Buyer (as of the Closing), are sufficient for the continued conduct of the Business at the Transferring PSCs after the Closing in substantially the same manner as conducted prior to the Closing and the Acquired Assets constitute all of the rights, property and assets necessary for the conduct of the Business at the Transferring PSCs as currently conducted (other than any services to be provided pursuant to the Transition Services Agreement, if any). Other than the Owned Real Property, which will be leased to Buyer at Closing pursuant to the New Lease, none of the Excluded Assets is material to the conduct of the Business. The Assigned Customer Contracts and the Oral Arrangements constitute all of the Contracts and arrangements between or among the any Seller Entity in respect of the Business, on one hand, and any Customers of the Business, on the other hand. The Transferring PSCs listed on Schedule 2.01(a)(i) represent all of the patient service centers used in the Business.

Section 4.10 Real Property.

(a) Section 4.10(a) of the Disclosure Schedules lists (i) all parcels of real property owned by a Seller Entity that are used in connection with the operation of the Transferring PSCs (together with all improvements thereon, the “Owned Real Property”), listing the record title holder, a general description of its use and size, and legal address of each such parcel of Owned Real Property; and (ii) that portion of each interest in real property leased by, subleased by, licensed to or with respect to which a right to use or occupy has been granted to a Seller Entity for its use or planned use in connection with the operation of the Transferring PSCs (together with all improvements thereon, the “Leased Real Property”) and each Contract pursuant to which such property is leased (the “Real Property Leases”), which Section 4.10(a) of the Disclosure Schedules includes for each Leased Real Property, the Seller Entity leasing such premises and its address and location at such address.

(b) Except as described in Section 4.10(b) of the Disclosure Schedules, there are no subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person (other than a Seller Entity) the right of use or occupancy of any of the Owned Real Property or the Leased Real Property (the portion of the Leased Real Property and/or Owned Real Property subject to the Third Party Occupancy Agreements, the “Third Party Occupied Property”), and Section 4.10(b) of the Disclosure Schedules identifies each Contractual Obligation under which such property is used by a third party (the “Third Party Occupancy Agreements”). Except as described in Section 4.10(b) of the Disclosure Schedules, there is no Person (other than a Seller Entity) in possession of or that uses or occupies the Owned Real Property or the Leased Real Property, and there are no Encumbrances (other than Permitted

Encumbrances) in effect with respect to any Owned Real Property or Leased Real Property. Section 4.10(b) of the Disclosure Schedules shall also include for each Third Party Occupied Property, the Seller Entity subletting such premises, its address and location at such address, and the correct name of the respective third parties to the Third Party Occupancy Agreements.

(c) The Owned Real Property and Leased Real Property constitutes all real property currently owned, leased, used, occupied or otherwise held for use in connection with the Business. The Owned Real Property and Leased Real Property are sufficient and adequate for the operation of the Business as currently conducted.

(d) Except for possessory rights granted pursuant to the Third Party Occupancy Agreements, none of the Owned Real Property or, to the Knowledge of Seller, the Leased Real Property is subject to any options, rights of first offer, rights of first refusal, management agreements or other rights of any Person to purchase, acquire, sell, assign, lease, use, manage, occupy or dispose of or otherwise obtain title to any Owned Real Property or Leased Real Property or any portion thereof or interest therein.

(e) There is no pending or, to the Knowledge of Seller, threatened or contemplated eminent domain taking affecting any portion of the Owned Real Property or Leased Real Property. No Seller Entity has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any portion of the Owned Real Property or Leased Real Property.

(f) Seller Group has made available to Buyer true, accurate, and complete copies of the Real Property Leases and Third Party Occupancy Agreements, including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements, if any, related thereto. There is no default by any Seller Entity under any Real Property Lease and, to the Knowledge of Seller, by any other party to a Real Property Lease, and there is no event which with notice or passage of time or both would be a default under any Real Property Lease. Each Seller Entity, as applicable, has paid all amounts currently due and owing under each Real Property Lease. Each Real Property Lease and Third Party Occupancy Agreement is in full force and effect without modification or amendment, except as disclosed in the Disclosure Schedules describing the Real Property Leases or Third Party Occupancy Agreements, and is valid, binding and enforceable against the applicable Seller Entity in accordance with its respective terms. Seller has made available to Buyer true, accurate, and complete copies of all title insurance policies, copies of all Permitted Encumbrances, opinions, deeds, abstracts and surveys in a Seller Entity’s possession or control relating to the Owned Real Property and the Leased Real Property.

(g) Each of the Owned Real Property and the Leased Real Property, and the applicable Seller Entity’s operation thereof, materially comply with all applicable Laws and any restrictive covenants applicable to the Owned Real Property or the Leased Real Property and with the terms and conditions of the applicable Real Property Leases. No Seller Entity has received written notice from any Governmental Authority, and to the Knowledge of Seller, there are no violations of any Law affecting any portion of the Owned Real Property or the Leased Real Property used in connection with the Business. Neither the Owned Real Property nor the Leased Real Property is in violation of any zoning, building, safety or environmental ordinance, regulation, requirement or other Law applicable to the operation of the Owned Real Property or the Leased Real Property. No Encumbrance (other than a Permitted Encumbrance) encumbering any of the Owned Real Property or Leased Real Property impairs the ability to use in any material respect any such Owned Real Property or Leased Real Property in the applicable Seller Entity’s operation of the Business.

(h) To the Knowledge of Seller, no material labor has been or will be performed or material furnished for the Owned Real Property and the Leased Real Property (i) for which a Seller Entity has not heretofore fully paid, or (ii) for which a mechanic’s or materialman’s lien or liens, or any other lien, is being claimed by any Person.

(i) The improvements used in connection with the Business and included in the Owned Real Property and the Leased Real Property are: (i) in good working order and condition (wear and tear arising in the Ordinary Course of Business excepted) and have not been affected by any casualty that has not been fully repaired; (ii) in compliance in all material respects with all applicable Laws; and (iii) to the Knowledge of Seller, do not encroach on any real property (that is not part of the Owned Real Property and the Leased Real Property which it is on), and, to the Knowledge of Seller, there are no buildings or improvements that encroach onto the Owned Real Property or the Leased Real Property that impair the ability to use any such Owned Real Property or Leased Real Property for its intended purposes in the Ordinary Course of Business. All of the Leased Real Property (x) is served by all utilities and telecommunications facilities necessary for the use and operation of the Leased Real Property as currently used and operated in connection with the Business and (y) has access to a public street. All liquid and solid waste disposal, septic and sewer systems, roofs, walls, electrical systems, and HVAC systems located at the Leased Real Property relating to the Business are in good and safe condition and repair, subject to ordinary wear and tear, and in material compliance with all applicable Laws.

(j) No part of the Owned Real Property or the Leased Real Property is within a flood zone for purposes of the National Flood Insurance Program.

(k) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Owned Real Property or the Leased Real Property.

Section 4.11 Environmental Matters.

(a) Except as set forth in Section 4.11(a)(i) of the Disclosure Schedules, each Seller Entity is, and has been since the Lookback Date, in material compliance with all Environmental Laws applicable to the Business and the Acquired Assets, which compliance includes timely applying for, obtaining, maintaining, and complying with the terms of, all Environmental Permits required for the operation of the Business and the Acquired Assets. Section 4.11(a)(ii) of the Disclosure Schedules sets forth a true and complete list of all such Environmental Permits, all of which are valid and in full force and effect.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, no Seller Entity (with respect to the Business and the Acquired Assets) has any material Liability under Environmental Laws or with respect to Hazardous Substances and has not assumed, agreed to provide indemnification for, or undertaken any material Liability or corrective, investigatory, response, or remedial obligation of any other Person relating to any Environmental Law or with respect to Hazardous Substances.

(c) Neither any Owned Real Property nor Leased Real Property, nor, to the Knowledge of Seller, any site where a Seller Entity has arranged for the disposal or treatment of or sent Hazardous Substances has been included, or formally proposed to be included, in any U.S. federal, state or local “Superfund” site list or any other similar list of sites requiring environmental investigation or cleanup published by any Governmental Authority in the United States.

(d) With respect to the Transferring PSCs, no Seller Entity owns or operates, nor has a Seller Entity, since the Lookback Date, owned or operated, any underground storage tanks, and to the Knowledge of Seller, there are no underground storage tanks located on any site owned, leased or operated by any Seller Entity in connection with the Business or the Acquired Assets.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedules, there has been no Release of any Hazardous Substance by a Seller Entity at, on, under or from any Owned Real Property or Leased Real Property or any property currently or formerly operated, leased or owned by any Seller Entity in connection with the Business or the Acquired Assets, and no Seller Entity has arranged, by contract, agreement, or otherwise, for the treatment, transportation or disposal of Hazardous Substances at any location, in either case, that requires investigation, remediation or response action by any Seller Entity under any Environmental Law or Contract or would reasonably be expected to result in any material Liability in connection with the Business or the Acquired Assets.

(f) Except as set forth in Section 4.11(f) of the Disclosure Schedules, to the Knowledge of Seller, none of the following are present at any of the Owned Real Property or the Leased Real Property: (i) asbestos-containing materials, (ii) lead-based paints, (iii) mold that poses a risk to human health or safety, or (iv) polychlorinated biphenyls.

(g) Except as set forth in Section 4.11(g) of the Disclosure Schedules, no Seller Entity has been, since the Lookback Date or earlier for matters that remain unsolved, subject to any Action, Governmental Order, written notice of actual or potential liability, information request by a Governmental Authority, or demand by a Governmental Authority with respect to any matter under any Environmental Law, or with respect to any Hazardous Substance in connection with the Business or the Acquired Assets or to revoke, terminate, suspend or materially modify the terms of any Environmental Permit for the Business, and to the Knowledge of Seller, none of the foregoing are threatened.

(h) Seller Group has made available to Buyer true and complete copies of all assessments, studies, inspections and reports and all Environmental Permits and pending Environmental Permit applications, in each case, that relate to the Business or the Acquired Assets and to the Seller Group’s compliance with or liability under Environmental Laws or the environmental condition of the Owned Real Property or the Leased Real Property.

Section 4.12 Insurance. Section 4.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies or fidelity bonds maintained by any Seller Entity, or with respect to which any Seller Entity is a named insured or otherwise the beneficiary of coverage (including title insurance policies), as of the date of this Agreement, with respect to the Acquired Assets and the Business (collectively, the “Insurance Policies”). Seller Group has made available to Buyer true, accurate and complete copies of all Insurance Policies, in each case, as amended or otherwise modified and in effect with respect to a Seller Entity. Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. No Seller Entity has been denied insurance coverage or been subject to any gaps in insurance coverage in the last two years. To the Knowledge of Seller, no Seller Entity is in default with respect to any of its obligations under any such policies. There is no claim pending under any such policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the Knowledge of Seller, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds. Except as disclosed in Section 4.12 of the Disclosure Schedules, no Seller Entity has, and since the Reference Date, has not had, any self-insurance or co-insurance programs, and the reserves set forth on the books of Seller Group as of the Closing will be adequate and have been prepared in accordance with GAAP to cover all liabilities with respect to any such self-insurance or co-insurance programs.

Section 4.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.13 of the Disclosure Schedules, there are no Actions pending or threatened in writing or, to the Knowledge of Seller, orally against or by (i) any Seller Entity or (ii) to the Knowledge of Seller, the directors, officers or employees of any Seller Entity (in their capacities as such), in each case, relating to or affecting the Business, the Acquired Assets or the Assumed Liabilities or that challenge or seek to prevent, enjoin or otherwise delay the Transaction or any transaction contemplated by any Transaction Document. Notwithstanding the foregoing, for all purposes of this Agreement, no Seller Entity makes any representation or warranty regarding the effect of the applicable antitrust, merger control, competition, or fair trade Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transaction or any transaction contemplated by any Transaction Document as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition, or fair trade Laws with respect to the consummation of the Transaction or the transactions contemplated by the Transaction Documents.

(b) There are no outstanding or threatened in writing or, to the Knowledge of Seller, orally Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Acquired Assets or the Business.

Section 4.14 Legal Compliance; Permits.

(a) Except for breaches, violations or defaults disclosed in Section 4.14(a) of the Disclosure Schedules, no Seller Entity is in breach or violation of, or default under, nor, since the Lookback Date, has been in breach or violation of, or default under any Law in any material respect (including under any Governmental Program) applicable to the conduct of the Business, any Seller Entity’s ownership or use of the Acquired Assets, or the Assumed Liabilities.

(b) No Seller Entity, nor, to the Knowledge of Seller, any directors, officers, employees, or agents of any Seller Entity have directly or indirectly, overtly or covertly, in violation of any Law in connection with the Business made, or agreed to make, any contribution, gift, bribe, discount, rebate, payoff, influence payment, kickback or other payment or transfer of value to any Person (including, in the case of an individual, any family members of such Person and in the case of an entity, any Affiliates of such entity), regardless of form, whether in money, property or services or other remuneration, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or pay for special concessions already obtained for or in respect of the Business.

(c) Each Seller Entity has been duly granted all Permits under all Laws necessary for the conduct of the Business. Each employee of a Seller Entity has all Permits required for the performance of his or her duties for the Business. No Seller Entity, nor, to the Knowledge of Seller, any of its directors, officers, members, managers, employees or agents, have been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Permit of any Seller Entity or such Person. Section 4.14(c) of the Disclosure Schedules sets forth a list of all material Permits necessary for the conduct of the Business at any Transferring PSC. Except as disclosed on Section 4.14(c) of the Disclosure Schedules, (i) such Permits are valid and in full force and effect, (ii) no Seller Entity is in material breach or violation of, or default under, any such Permit, (iii) such Permits will continue to be valid and in full force and effect on identical terms following the consummation of the Transaction and (iv) such Permits can be transferred and validly assigned to Buyer in connection with the Transaction (without the payment by Buyer for any such transfer and assignment).

(d) Except as disclosed in Section 4.14(d) of the Disclosure Schedules, with respect to the Business, each clinical laboratory operated by a Seller Entity (i) is certified and enrolled for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”), the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs for which a Seller Entity, with respect to the Business, is eligible (including “federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)) (collectively the “Governmental Programs”), (ii) currently participates in the Governmental Programs pursuant to provider agreements, including agreements with managed care organizations and other contractors of the Governmental Programs (the “Provider Agreements”), and also receives payments from private, non-governmental programs (including any private insurance program or plan) (such private, non-governmental programs are referred to collectively as “Private Programs”), (iii) is in good standing with the Governmental Programs and Private Programs, and (iv) has no outstanding overpayments or refunds related to the Acquired Assets or the Business due to Governmental Programs or Private Programs, or asserted by a Governmental Authority, Governmental Program or Private Program; excluding corrected claims that are processed and corrected in the Ordinary Course of Business that are not material. Except as disclosed in Section 4.14(d) of the Disclosure Schedules, with respect to the Business, each Seller Entity has, since the Lookback Date, timely filed all claims and reports required to be filed prior to the date hereof with respect to the Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers, managed care organizations, and other insurance carriers (“Payor

Claims”). To the Knowledge of Seller, with respect to the Business, all Payor Claims that have been filed since the Lookback Date are complete, accurate and in compliance with applicable Laws in all material respects. Section 4.14(d) of the Disclosure Schedules sets forth a correct and complete list of all document requests related to the Acquired Assets or the Business made by Governmental Programs or Private Programs to which a Seller Entity has not responded and all denials of claims currently being appealed by a Seller Entity. A Seller Entity has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to Payor Claims related to the Acquired Assets or the Business. Since the Lookback Date, other than any refund, overpayment, discount or adjustment that occurs in the Ordinary Course of Business related to the Acquired Assets or the Business, no Seller Entity has claimed or received reimbursements from Governmental Programs or Private Programs in excess of the amounts permitted by applicable Laws, and has no material Liability under any Governmental Program or Private Program. Except as disclosed in Section 4.14(d) of the Disclosure Schedules, there are no pending, concluded since the Lookback Date or, to the Knowledge of Seller, threatened, Actions relating to a Seller Entity’s participation in any Governmental Program or Private Program or to a Seller Entity’s compliance with Health Care Laws as it relates to the operation of the Business. No Seller Entity is subject to, nor has any Seller Entity been subject to since the Lookback Date, any pre-payment utilization review, medical record request, other utilization review, or audit related to the Acquired Assets or the Business. Except as disclosed in Section 4.14(d) of the Disclosure Schedules, no Governmental Program or Private Program is currently requesting or has requested in writing since the Lookback Date or, to the Knowledge of Seller, is threatening or since the Lookback Date has threatened, any recoupment, refund, or set-off from a Seller Entity relating to the operation of the Business. No Seller Entity has been excluded in connection with the operation of the Business from participation in any Governmental Program or Private Program, nor had its rights or privileges to bill any Governmental Program or Private Program suspended, terminated, or otherwise restricted. To the Knowledge of Seller, all billing practices of each Seller Entity with respect to all Governmental Programs and Private Programs relating to the operation of the Business have, since the Lookback Date, been in compliance in all material respects with all Laws applicable to such Seller Entity.

(e) Section 4.14(e) of the Disclosure Schedules lists all financial relationships (whether or not memorialized in writing), including any joint venture, partnership, co-ownership or other arrangement involving any ownership, investment interest, or compensation arrangement that a Seller Entity has had, since the Lookback Date, with any individual known by a Seller Entity to be a physician or an immediate family member of a physician, in connection with the Business, but excluding employment agreements and professional services agreements that meet each element of an applicable Health Care Law exception or safe harbor. For purposes of this Section 4.14(e), the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder, including both direct and indirect financial relationships.

(f) Except as set forth in Section 4.14(f) of the Disclosure Schedules, no Seller Entity, nor, to the Knowledge of Seller any director, officer, employee or agent of any Seller Entity who has been involved in the operation of the Business, since the Lookback Date:

(i) has been convicted of or charged with any violation of any Laws related to any Governmental Program;

(ii) has been convicted of, charged with, or investigated for any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances;

(iii) is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of Laws that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility; or

(iv) has engaged in any activities which are prohibited or are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the Federal Employees Health Benefits program statute, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations.

(g) In connection with the operation of the Business, including in connection with the systems, operations and Assigned Contracts thereof, no Seller Entity is, nor has it been since the Lookback Date, in material default or violation of any Health Care Laws.

(h) (i) No Seller Entity has committed since the Lookback Date, nor is committing, any act with respect to the Business that violates any Law addressing illegal or improper financial incentives for referrals or with referral sources in any material respect, including the Stark Law and EKRA; (ii) no physician who refers or has referred to any Seller Entity for laboratory testing (a “Referring Physician”) or family member of a Referring Physician has an interest in a Seller Entity or the Business either directly or indirectly through debt, equity, or otherwise, in each case, unless such arrangement meets each element of an applicable Health Care Law exception or safe harbor; (iii) no Referring Physician or family member of a Referring Physician shall receive or share in, directly or indirectly, any of the proceeds of the Transaction or any transaction contemplated by any Transaction Document unless such arrangement meets each element of an applicable Health Care Law exception or safe harbor; and (iv) as of the Closing, no Seller Entity improperly controls, improperly influences or rewards referrals for laboratory testing from any Referring Physician, including Affiliated physicians, employed physicians, or physicians employed by physician practices Affiliated with a Seller Entity; rather, such physicians are under no obligation to refer to any particular clinical laboratory and may select whichever laboratory they wish to utilize. No Seller Entity engages, nor since the Lookback Date, has engaged, independent sales representatives who are paid based in whole or in part on referrals, test volume, or test revenue in connection with the Business.

Section 4.15 Privacy and Data Security.

(a) Each Seller Entity is not now, and since the Lookback Date has not been, in material default or violation of any Information Privacy and Security Law applicable to the Business, including the applicable requirements of the standards for privacy or security of individually identifiable health information promulgated pursuant to HIPAA. Since the Lookback Date, all breaches (as such term is defined in applicable Information Privacy and Security Laws) of Personal Information relating to the Business have been reported as required by the HIPAA breach notification rule and other Information Privacy and Security Laws.

(b) There are no Actions against or affecting the Business or the Acquired Assets pending or, to the Knowledge of Seller, threatened, relating to or arising under Information Privacy and Security Laws or any Privacy Policy. No Seller Entity has received any written notices relating to the Business from any Governmental Authority, including the United States Department of Health and Human Services, Office for Civil Rights, Department of Justice, Federal Trade Commission, or the Attorney General of any state, relating to any such violations.

(c) Except as set forth on Section 4.14(c) of the Disclosure Schedule, to the Knowledge of Seller, each Seller Entity’s Processing of Personal Information in connection with the Business has, since the Lookback Date, complied, and complies, in all material respects, with (i) the terms of any Contract of such Seller Entity, (ii) applicable Information Privacy and Security Laws, (iii) the Privacy Policies, and (iv) all consents, authorizations, lawful bases and protocols of such Seller Entity that apply to the Processing of Personal Information (collectively, “PI Consents”). To the Knowledge of Seller, each Seller Entity has all necessary PI Consents to Process all Personal Information in connection with the Business. Each Seller Entity has entered into every agreement it is required to enter into by Information Privacy and Security Laws in connection with the Processing of Personal Information, including any required BAAs (regardless of whether a Seller Entity acts as a covered entity relating to the Business, Business Associate or subcontractor) and any required data processing agreements or agreements governing the international transfer of data relating to the Business.

(d) Each Seller Entity has adopted, implemented, maintained, and complied in all material respects since the Lookback Date with, policies and procedures, including the Privacy Policies, that apply to the Business with respect to the Processing of Personal Information gathered or accessed in the course of the operations of the Business, and those policies and procedures are consistent with industry standards, comply with applicable Information Privacy and Security Law, and are designed to monitor and protect Personal Information and all IT Assets relating to the Business against any unauthorized or unlawful use, access, interruption, modification or corruption. Each Seller Entity has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and IT Assets relating to the Business against any unauthorized or unlawful control, use, access, interruption, modification or corruption, and those actions and measures are in conformance in all material respects with Information Privacy and Security Laws and Privacy Policies. Each Seller Entity takes, and has, since the Lookback Date, taken, all reasonably necessary steps to ensure that any authorized third party that Processes Personal Information on behalf of such Seller Entity in connection with the Business provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Law and consistent with general industry standards.

(e) Each Seller Entity has, with respect to the Business, established, and is and has, since the Lookback Date, been in compliance in all material respects with, as applicable for each Seller Entity, a written information security program that: (i) implements and monitors reasonable and appropriate administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of all IT Assets and all Personal Information and other data in the Acquired Assets; (ii) is designed to prevent unauthorized access to, use of or disclosure to the IT Assets and data in the Acquired Assets (including all Personal Information and data that is on the systems of third parties with access to such Seller Entity’s systems or data); (iii) complies with all applicable Information Privacy and Security Laws in all material respects; (iv) includes reasonable Privacy Policies that apply to such Seller Entity with respect to use of IT Assets and Processing of Personal Information and other data in the Acquired Assets; (v) is designed to monitor threats to the confidentiality or security of Personal Information and other data in the Acquired Assets and intrusions into IT Assets; and (vi) to the extent applicable, complies with PCI DSS in all material respects.

(f) Except as set forth on Section 4.14(f) of the Disclosure Schedule, to the Knowledge of Seller, since the Lookback Date, there has been no breach of the security, compromise or disruption of any IT Asset, or unauthorized or unlawful Processing of any Protected Information, owned, Processed, or controlled by or on behalf of a Seller Entity, including any unauthorized Processing of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws, in each case, with respect to the Business (each, a “Security Incident”). Except as set forth on Section 4.14(f) of the Disclosure Schedule, to the Knowledge of Seller, no Seller Entity is, nor has, since the Lookback Date, been required under any PI Consent to notify any Person or any Governmental Authority of the loss or unauthorized or unlawful Processing of any Personal Information or other data or information of such Person or Governmental Authority, in each case, with respect to the Business.

(g) Each Seller Entity has performed all security risk assessments as applicable to the Business that are required by (i) the standards set forth at 45 C.F.R. § 164.308(a); (ii) all other applicable Information Privacy and Security Laws; (iii) any Contracts to which that member is party; or (iv) the PCI DSS (collectively, the “Security Risk Assessments”). Each Seller Entity has identified, documented, investigated, contained and remediated all material threats and deficiencies identified in every Security Risk Assessment.

(h) The (i) Processing of Personal Information in connection with the Transaction, and (ii) execution, delivery, and performance of this Agreement and the Transaction, comply with each Seller Entity’s applicable Privacy Policies, PI Consents, and all Information Privacy and Security Laws in all material respects.

(i) To the Knowledge of Seller, since the Lookback Date, all IT Assets have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry standards, to ensure proper operation, monitoring and use. The IT Assets are in good working condition. The Business has not experienced, since the Lookback Date, any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any IT Asset.

Section 4.16 Employment Matters.

(a) Seller Group has made available to Buyer the following true, accurate, and complete information regarding the Business Employees: (i) rate of base pay; (ii) other compensation (including, but not limited to, bonus target, incentive compensation target, deferred compensation, and commissions arrangements); (iii) date of hire; (iv) status as an exempt or non-exempt employee; (v) status as a full-or part-time employee; (vi) position; (vii) status as a temporary or permanent employee; (viii) status as a regular or leased employee; (ix) status as an active or inactive employee and expected return date (as applicable of each employee); (x) value of accrued vacation time; and (xi) work authorization status, if not a citizen or permanent resident, including work authorization expiration date. Except as disclosed in Section 4.16(a) of the Disclosure Schedules, there are no union organizing efforts, work slowdowns, lockouts, stoppages, picketing, strikes, grievances, or other labor disputes (“Labor Troubles”) pending, or to the Knowledge of Seller, threatened between any Seller Entity and the Business Employees, and there have been no such Labor Troubles since the Reference Date. Except as disclosed in Section 4.16(a) of the Disclosure Schedules, no Business Employee is represented by a labor union, and no Seller Entity is a party to, or otherwise subject to, any collective bargaining agreement, memorandum of understanding, side letter, neutrality, or card check agreement or other labor union contract. Except as disclosed in Section 4.16(a) of the Disclosure Schedules, to the Knowledge of Seller, there are no union organizing campaigns pending or threatened concerning any of the Business Employees. Except as disclosed in Section 4.16(a) of the Disclosure Schedules, there are no employment agreements or other arrangements between any Seller Entity (or any Affiliate thereof) and any Business Employee that includes an earnout bonus or other similar compensation based on the sale of the Business or the future performance of the Business after the Closing.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, the employment of all Business Employees is terminable at will without any penalty, severance or other payment obligation on the part of the employer, and there are no employment, severance pay, continuation pay, termination or indemnification Contracts between any Seller Entity (or any Affiliate thereof) and any Business Employee.

(c) Since the Lookback Date, no Seller Entity has implemented any relocation, plant closing or mass layoff of employees of the Business, as those terms are defined in the WARN Act, or any similar foreign, state or local law, regulation or ordinance.

(d) Since the Reference Date, no officer of the Business has been terminated for any reason, nor has any such officer notified any Seller Entity in writing of his or her intention to resign or retire. To the Knowledge of Seller, no officer or other key employee of the Business is bound by any Contract that would prohibit or impair his or her ability to be employed by the applicable Seller Entity, or to perform his or her duties pursuant to employment with the applicable Seller Entity.

(e) Section 4.16(e) of the Disclosure Schedules lists all individual consultants currently engaged by a Seller Entity for the Business, their current rate of pay, their total yearly compensation for the past three (3) years, as applicable, the date when they began their assignment with the applicable Seller Entity for the Business, and the estimated completion date of their services, if applicable.

(f) To the Knowledge of Seller, since the Lookback Date, each Seller Entity has been in compliance in all material respects with all applicable Laws pertaining to employees or employment matters to the extent related to employees of the Business, including all such applicable Laws and decrees and orders of any court or Governmental Authority relating to wages, salary, overtime, hours, breaks, eligibility for and payment of overtime compensation, employee classification, child labor, equal opportunity, employment discrimination, sexual harassment, retaliation, employment eligibility, immigration, disability rights, unemployment insurance, plant closure or mass layoff issues, affirmative action, leaves of absence, collective bargaining, civil rights, occupational safety and health, workers’ compensation and the collection and payment of withholding of Social Security Taxes and similar Taxes. In particular, but without limiting the generality of the foregoing, to the Knowledge of Seller, each Seller Entity operates and has, since the Lookback Date, operated in compliance in all material respects with all applicable wage and hour laws relating to the Business. No claim with respect to employee misclassification or payment of wages, salary, or overtime pay is now pending or, to the Knowledge of Seller, threatened before any Governmental Authority, with respect to any current or former employees of the Business, and there is no charge with respect to a violation of any OSHA standards that has been asserted in writing or is now pending or, to the Knowledge of Seller, threatened with respect to a Seller Entity’s operation of the Business, except as set forth in Section 4.16(f) of the Disclosure Schedules. No charge or claim of discrimination in employment or employment practices for any reason, including age, gender, race, religion or any other legally protected category, has been asserted in writing or is now pending or, to the Knowledge of Seller, threatened before any Governmental Authority by current employees of the Business, except as set forth in Section 4.16(f) of the Disclosure Schedules. No Seller Entity is a party to a settlement agreement with a current or former officer, employee or independent contractor of such Seller Entity relating to the Business that involves allegations relating to discrimination (including age, gender, race, religion or any other legally protected category), sexual harassment or sexual misconduct by any officer or executive-level employee of such Seller Entity.

Section 4.17 Business Employee Plans.

(a) Section 4.17(a) of the Disclosure Schedules lists all Business Employee Plans.

(b) With respect to each Business Employee Plan, Seller Group has made available to Buyer true, accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto; (ii) if the plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of the most recent summary plan descriptions, policies or similar employee communications describing the Business Employee Plan’s material features; and (iv) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent favorable determination letter from the IRS.

(c) Each Business Employee Plan has been established, maintained and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code to the extent applicable thereto.

(d) Buyer shall not have any Liability under the terms of any Business Employee Plan, or any other employee benefit plan of any Seller Entity or their Affiliates, as a result of the consummation of the Transaction.

(e) All required contributions to, and premium payments on account of, each Business Employee Plan in respect of any Business Employee either have been made on a timely basis or properly accrued.

(f) Except as set forth on Section 4.17(f) of the Disclosure Schedules, no Seller Entity or ERISA Affiliate thereof has ever sponsored, maintained, contributed to, or been required to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan,” as described in Section 413(c) of the Code or Sections 210(a), 4063 or 4064 of ERISA, or (v) a “multiple employer welfare arrangement,” as defined in Section 3(40)(A) of ERISA, in each case, with respect to any Business Employee.

(g) No Business Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(h) The Acquired Assets are not subject to, and there is no reasonable basis for the Acquired Assets to become subject to, an Encumbrance imposed under the Code or ERISA, including an Encumbrance arising by virtue of any ERISA Affiliate.

(i) The execution of this Agreement or any of the Transaction Documents and the consummation of the Transaction and the transactions contemplated by the Transaction Documents will not (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Business Employee to severance pay, any increase in severance pay, or any other compensatory payment; (ii) accelerate the time of payment, funding, or vesting or increase the amount of compensation (including equity or equity-based compensation) due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(j) Each Business Employee Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder.

Section 4.18 Taxes. Except as set forth in Section 4.18 of the Disclosure Schedules:

(a) Each Seller Entity has filed all income and other Tax Returns that they were required to file with respect to the Business or that relate to the Acquired Assets or the Assumed Liabilities, and all such Tax Returns are true, correct and complete in all material respects. Each Seller Entity has paid all Taxes due and payable or claimed by any Governmental Authority to be due and payable (whether or not shown on any Tax Return) by them the non-payment of such amounts which (i) could result in an Encumbrance on any of the Acquired Assets (other than a Permitted Encumbrance), (ii) could reasonably result in Buyer becoming responsible or liable therefor either directly or as a successor or transferee, or (iii) could have an adverse effect on Buyer’s ability to conduct the Business.

(b) All amounts required to be withheld by any Seller Entity with respect to amounts paid or owing to any Person (including from employees for income Taxes and social security and other payroll Taxes) and all sales and use Taxes, value-added Taxes and ad valorem Taxes (including personal property taxes) required to be collected by any Seller Entity, in each case with respect to the Business or that relate to the Acquired Assets or the Assumed Liabilities, have been collected or withheld and paid or remitted to the applicable Governmental Authorities, and all Tax Returns required with respect thereto (including IRS Forms W-2 and 1099) have been properly completed, timely provided to the applicable payee, and timely filed with the applicable Governmental Authority.

(c) No Seller Entity is currently engaged, nor has any Seller Entity been engaged since the Lookback Date, in any disputes with any Governmental Authority with respect to Taxes attributable to the Acquired Assets held by such Seller Entity or the Business.

(d) None of the Acquired Assets are subject to any Encumbrances for Taxes, other than Permitted Encumbrances.

(e) No Seller Entity has received any written notice from a jurisdiction where such Seller Entity does not currently file Tax Returns or pay Taxes indicating that such filings or payments may be required in such jurisdiction with respect to the Acquired Assets or the Business, or that the Acquired Assets or the Business may otherwise be subject to taxation by such jurisdiction. No Governmental Authority has proposed in writing to make or has made any adjustment with respect to Taxes attributable to the Acquired Assets or the Business.

(f) No Seller Entity is a foreign person within the meaning of Section 1445(f) of the Code.

(g) No Seller Entity has been a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes attributable to the Acquired Assets or the Business, other than any such agreement (i) entered into in the Ordinary Course of Business, no principal purpose of which is related to Taxes or (ii) among the members of any affiliated or consolidated group for income Tax purposes of which Seller is the common parent corporation.

(h) No Seller Entity has waived any statute of limitations beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency, in each case, in respect of any Taxes of the Business or that relate to the Acquired Assets or the Assumed Liabilities.

(i) None of the Acquired Assets is a Tax allocation, sharing, indemnification, or similar agreement.

Section 4.19 Customers and Vendors. Section 4.19 of the Disclosure Schedule contains (a) a list of those Customers submitting, by volume of tests, more than two percent (2%) of all tests submitted to the Business (each a “Top Customer”) and (b) a list of the top ten (10) vendors of the Business (by volume of purchases from such vendors) (each a “Top Vendor”), in each case for each of the last two (2) full fiscal years. No Seller Entity has received any written notice from any Top Customer that such Top Customer intends to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying services from the applicable Seller Entity (whether as a result of the consummation of the Transaction or otherwise). No Seller Entity has received any written notice from any Top Vendor to the effect that such Top Vendor intends to stop or decrease provision of, materially increase prices for, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the applicable Seller Entity (whether as a result of the consummation of the Transaction or otherwise).

Section 4.20 Interested Party Transactions. Except as set forth in Section 4.20 of the Disclosure Schedules, with respect to the Business, (a) no Seller Entity is a party to (or has been a party to) any Contract or agreement with, or has any claim or right against, or is a creditor of, any directors, officers, or employees of any Seller Entity or any of its Affiliates or, to the Knowledge of Seller, any of such Persons’ respective family members and (b) there are no transactions, indebtedness (including Indebtedness) or other arrangements, or any related series thereof, between any Seller Entity, on the one hand, and any directors, officers, or employees of any Seller Entity or any of its Affiliates or, to the Knowledge of Seller, any of such Persons’ respective family members, on the other hand. There is no Indebtedness owed to any Seller Entity by an employee, consultant, officer, director, sales representative, distributor or agent of any Seller Entity or its Affiliates relating to the Business. To the Knowledge of Seller, no officer or director of any Seller Entity or any Affiliates thereof has any direct or indirect ownership interest in any firm or corporation with which any Seller Entity has a business relationship with respect to the Business, or any firm or corporation that competes with the Business, except that officers or directors of a Seller Entity and members of their immediate families may own stock in publicly-traded companies that may compete with the Business.

Section 4.21 Intellectual Property.

(a) Except as set forth in Section 4.21(a) of the Disclosure Schedules, and further except for any commercially available off-the-shelf Intellectual Property, there is no Registered Intellectual Property Used in a Seller Entity’s conduct of the Business, including either (i) Registered Intellectual Property that is owned or purported to be owned by such Seller Entity and (ii) Registered Intellectual Property that is Used in such Seller Entity’s conduct of the Business pursuant to a Contract with a third party that includes a license, covenant not to sue, or other immunity with respect to such Use of Intellectual Property (any such Contracts are referred to herein as “IP Licenses”). The Acquired Intellectual Property is subsisting, valid and enforceable. A Seller Entity is the sole and exclusive owner and, with respect to the Registered Intellectual Property, record owner, of all the Acquired Intellectual Property owned by such Seller Entity, free and clear of all Encumbrances other than Permitted Exceptions. The Acquired Intellectual Property is fully transferable, alienable and licensable, in each case, without material restriction without payment of any kind to any Person.

(b) Except as set forth in Section 4.21(b) of the Disclosure Schedules, no Seller Entity pays or receives any royalty to or from anyone with respect to Intellectual Property owned or purported to be owned by a Seller Entity and Used or held for Use in a Seller Entity’s conduct of the Business, nor has any Seller Entity granted to any Person the right to Use (except for non-exclusive licenses entered into the Ordinary Course of Business with Customers or other customers or clients of the Business) any of the Intellectual Property owned or purported to be owned by such Seller Entity and Used or held for Use in such Seller Entity’s conduct of the Business. No Seller Entity is bound by, and no Intellectual Property owned or purported to be owned by a Seller Entity is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of such Seller Entity to assert, enforce, use, distribute, sell, or otherwise exploit in any material respect any Intellectual Property relating to the Business owned or purported to be owned by such Seller Entity anywhere in the world.

(c) Except as set forth in Section 4.21(c) of the Disclosure Schedules, no Seller Entity has given or received any written notice of any pending or threatened infringement, misappropriation or violation of the rights of others with respect to any Intellectual Property owned by such Seller Entity and Used by such Seller Entity in the conduct of the Business. To the Knowledge of Seller, no Seller Entity’s conduct of the Business, individually or collectively, has, since the Lookback Date, infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person. To the Knowledge of Seller, since the Lookback date, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Intellectual Property owned or purported to be owned by a Seller Entity and Used in such Seller Entity’s conduct of the Business.

(d) All trade secrets, confidential information, know-how, or other confidential Intellectual Property owned by or purported to be owned by a Seller Entity and Used in such Seller Entity’s conduct of the Business have been maintained in confidence in accordance with protection procedures customarily used by comparable companies in the same industry, but in no event with less than reasonable measures. To the Knowledge of Seller, none of the foregoing trade secrets, confidential information, know-how, or other confidential Intellectual Property has been disclosed to any Person except pursuant to a binding confidentiality agreement.

(e) Each Person who is or was involved in the creation or development of any Intellectual Property owned or purported to be owned by any Seller Entity and Used by such Seller Entity in the conduct of the Business has signed a valid and enforceable Contract containing (i) an irrevocable assignment of all such Intellectual Property that was created or developed by such Person in the course of that Person’s activities with or for or otherwise for the benefit of such Seller Entity, (ii) confidentiality provisions protecting the trade secrets and other non-public elements of such Intellectual Property, and (iii) to the extent not assignable by Law, a waiver of such Person’s moral rights in and to such Intellectual Property, and no such Person has any obligation to any other Person with respect to such Intellectual Property.

(f) To the Knowledge of Seller, no software (including websites, smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices) developed or under development by or for any Seller Entity for Use in the conduct of the Business (“Business Software”) contains any viruses or bugs, defects, or errors that materially and adversely affects the use, functionality, or performance of such Business Software or any product or system containing or used in conjunction with such Business Software. To the Knowledge of Seller, no source code for any Business Software has been delivered, licensed or disclosed to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Seller Entity subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations in favor of the applicable Seller Entity with respect to such source code, and no Seller Entity is under any obligation (conditional or otherwise) to make or grant any such delivery, license or disclosure. No Business Software contains, is distributed or made available with, is being or was developed using, or is derived from Open Source Code in a manner that, under the applicable license terms, does or would (i) impose a requirement or condition that any Business Software be (x) licensed, disclosed, distributed or made available in source code form; (y) licensed for the purpose of making modifications or derivative works; or (z) redistributable at no charge, or (ii) impose any other material limitation, restriction, or condition on the right or ability of the applicable Seller Entity to use, distribute or make available any Business Software.

(g) Following the Closing, Buyer will have valid rights to use and exploit the Acquired Intellectual Property in substantially the same manner as currently used and exploited by the applicable Seller Entity. Neither the execution and delivery of this Agreement nor the consummation of the Transaction will result in: (i) the loss or impairment of any Acquired Intellectual Property, (ii) the grant, assignment or transfer of, or the requirement to grant, assign or transfer, to any other Person of any license, ownership or other right or interest in, to or under any Acquired Intellectual Property, or (iii) the payment, or obligation to pay, any royalty, fee, revenue share, or any other payment however characterized in connection with any Acquired Intellectual Property.

Section 4.22 Government Contract.

(a) No Seller Entity has any executory or other unperformed Liabilities or obligations under any Government Contract that is inactive or has expired or been terminated.

(b) Each Seller Entity has, since the Lookback Date: (A) complied with all material terms and conditions of each Government Contract and each Government Contract Bid to which such Seller Entity is a party; and (B) complied in all material respects with all applicable Laws pertaining to each Government Contract and Government Contract Bid to which such Seller Entity is a party, including the Federal Acquisition Regulation and applicable agency supplements, the Anti-Kickback Act of 1986, 41 U.S.C. 51 et seq., and the Procurement Integrity Act, 41 U.S.C. 423 et seq.

(c) All representations and certifications made by a Seller Entity with respect to any Government Contract or any Government Contract Bid to which such Seller Entity is a party were accurate in all material respects as of their effective date, and such Seller Entity has complied with such representations and certifications in all material respects.

(d) No Seller Entity is or has been under any administrative, civil or criminal indictment by any Governmental Authority with respect to the conduct of Business relating to any Government Contract or Government Contract Bid to which such Seller Entity is a party.

(e) Each Seller Entity is, and has, since the Lookback Date, been, in compliance in all material respects with all requirements regarding the safeguarding of information related to Government Contracts to which such Seller Entity is a party, including FAR 2.204-21, DFARS 252.204-7008 and DFARS clause 252.204-7012. Since the Reference Date, no Seller Entity that is a party to a Government Contract or Government Bid has experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012.

Section 4.23 Brokers. Except as set forth in Section 4.23 of the Disclosure Schedules, no broker, finder, consultant, advisor, or investment banker is entitled to any brokerage, consultant’s, advisor’s, finder’s or other fee or commission in connection with the Transaction or any transaction contemplated by any Transaction Document based upon arrangements made by or on behalf of Seller Group.

Section 4.24 Disclaimer. Except for the representations and warranties contained in this Article IV and the other Transaction Documents, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to the Business, the Acquired Assets, the Assumed Liabilities, any Seller Entity, the Transaction, or the transactions contemplated by the Transaction Documents, and Seller disclaims any other representations or warranties, whether made by any other Seller Entity or any of its or their respective Affiliates, officers, managers, employees, agents or representatives.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true, accurate, and complete as of the date hereof and as of the Closing Date.

Section 5.01 Organization and Authority of Buyer; Execution and Enforceability. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each Transaction Document (to the extent that Buyer is a party thereto) to which it is (or will be) a party and to perform all of its obligations hereunder and thereunder, and to consummate the Transaction and the transactions contemplated by the Transaction Documents. The execution and delivery by Buyer of this Agreement and each Transaction Document (to the extent that Buyer is a party thereto), the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the Transaction and the transactions contemplated by the Transaction Documents to be performed by it have been duly authorized by all requisite and proper corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is (or will be) a party (a) has been (or, in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by Buyer, as applicable, and (b) constitutes (or in the case of Transaction Documents to be entered into at or prior to the Closing, will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, the Transaction Documents, and the consummation of the Transaction and the transactions contemplated by the Transaction Documents do not and will not conflict with, result in any breach of, violate or constitute a default under, give rise to a right of first refusal, first offer, acceleration, termination, modification or cancellation, or require notice or consent, under (a) any provision of the Charter Documents of Buyer; (b) any material Contract or lease to which Buyer is a party or to which it or its properties or assets are subject; or (c) any Law or Governmental Order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Transaction Documents and the consummation of the Transaction and the transactions contemplated by the Transaction Documents, except as set forth in Section 4.02(ii) of the Disclosure Schedules.

Section 5.03 Brokers. No broker, finder, consultant, advisor, or investment banker is entitled to any brokerage, consultant’s, advisor’s, finder’s or other fee or commission in connection with the Transaction or any transaction contemplated by any Transaction Document based upon arrangements made by or on behalf of Buyer for which any Seller Entity could become liable or obligated.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction. Notwithstanding the foregoing, for all purposes of this Agreement, Buyer does not make any representation or warranty regarding the effect of the applicable antitrust, merger control, competition, or fair trade Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transaction or any transaction contemplated by any Transaction Document as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition, or fair trade Laws with respect to the consummation of the transactions described in this Agreement.

Section 5.05 Financing. Buyer currently has, and will have at the Closing, available funds on hand sufficient to satisfy its obligations set forth in this Agreement and the Transaction Documents to which it is a party, including payment in full of the Purchase Price and any amounts required to be paid by it or on its behalf pursuant to this Agreement and the Transaction Documents to which it is a party. Buyer acknowledges that Buyer’s performance of its obligations under this Agreement and the Transaction Documents to which it is a party is not in any way contingent upon the availability of financing to Buyer or any of its Affiliates.

Article VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing.

(a) From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, except as otherwise provided in this Agreement, as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth on Schedule 6.01(a), Seller shall, and shall cause each Seller Entity to:

(i) conduct the Business in substantially the same manner as it is being conducted on the date of this Agreement and in the Ordinary Course of Business;

(ii) comply in all material respects with all Laws and Contracts applicable to the Business, the Acquired Assets and the Assumed Liabilities;

(iii) use reasonable best efforts to preserve the Business and the Goodwill associated therewith;

(iv) preserve and maintain in effect all Permits currently held by a Seller Entity that are necessary to carry on the Business as currently conducted or for the ownership and use of the Acquired Assets;

(v) timely pay the Indebtedness, Taxes and other material obligations of the Business when due;

(vi) maintain the properties and assets included in the Acquired Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(vii) perform Security Risk Assessments, monitor and protect Protected Information and all IT Assets to prevent any unauthorized or unlawful use, access, interruption, compromise, modification or corruption, and protect the confidentiality, integrity and security of its Protected Information and IT Assets against any unauthorized or unlawful acquisition, Processing, control, access, interruption, compromise, modification or corruption, in each case, in accordance with the applicable Seller Entity’s past practice in the Ordinary Course of Business;

(viii) remain a participating provider in good standing with Medicare and Medicaid programs; and

(ix) maintain insurance covering the Business reasonably comparable to that in effect on the date hereof.

(b) From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, except as otherwise provided in this Agreement, as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth on Schedule 6.01(b), Seller shall not, and shall cause each Seller Entity not to:

(i) institute or permit any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(ii) make any material change in its methods of accounting or accounting principles or practices used in the Business (including with respect to reserves);

(iii) incur or commit to incur any material expenditures (including capital expenditures) for the Business, other than expenditures that are incurred in the Ordinary Course of Business;

(iv) permit any of the Acquired Assets to become subject to any Encumbrances, except for Permitted Encumbrances;

(v) enter into, or perform, any transaction with, or for the benefit of its Affiliates involving the Business (other than payments made to officers, directors and employees in the Ordinary Course of Business);

(vi) sell, assign, transfer, lease, license or otherwise encumber any of the Acquired Assets, in each case, other than disposals of obsolete equipment in the Ordinary Course of Business;

(vii) disclose any material proprietary confidential information used in the Business to any Person (other than to Buyer), other than in the Ordinary Course of Business in circumstances in which a Seller Entity has imposed reasonable confidentiality restrictions;

(viii) in each instance as specifically affects the Business, make, change or revoke any Tax election; change, in any material respect, any method of accounting for Tax purposes; settle or compromise any Action in respect of Taxes; enter into any Contract in respect of Taxes with any Governmental Authority; or amend any Tax Return that could result in any material increase in the Liability for Taxes of Buyer or its Affiliates;

(ix) acquire any assets or properties specifically associated with and having a material impact on the Business;

(x) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization, in each case if such transaction could be reasonably anticipated to have a material impact on the Business;

(xi) become liable for any Guarantee with respect to the Business;

(xii) incur any material Liabilities involving the Business other than (A) in the Ordinary Course of Business, (B) with respect to the Transaction, including Transaction Expenses, or (C) the monetary value of which with respect to any individual matter (or group or series of related matters) does not exceed $100,000;

(xiii) other than in the Ordinary Course of Business, (A) increase the compensation payable to any Business Employee; (B) grant to any Business Employee any new employment, retention, bonus, severance, change of control or termination pay awards; (C) grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control, retention or termination pay or benefits, or right to receive payment of consideration from any Seller Entity contingent upon the consummation of the Transaction, in each case, with respect to any Business Employee; (D) implement any relocation, termination or layoff of Business Employees, or take any other action with respect to the Business, that could implicate the WARN Act or any similar foreign, state or local Law, except as contemplated by this Agreement; (E) establish, adopt, enter into, terminate, negotiate, or amend any Business Employee Plan with respect to any Business Employee (except for amendments required by Law); or (F) hire or terminate the employment of any Business Employee;

(xiv) enter into any new material Contract or terminate, modify or amend any material Contract to which any Seller Entity is a party and which relates to the Acquired Assets or the Business, except new Contracts, terminations, modifications or amendments made in the Ordinary Course of Business and which would not, either individually or in the aggregate, have a Material Adverse Effect;

(xv) other than with Buyer and in connection with the Transaction, enter into any agreement or arrangement prohibiting or restricting it or any Seller Entity from freely engaging in the Business or otherwise restricting the conduct of the Business in any state or county in which it currently operates or intends to operate in prior to Closing;

(xvi) terminate or close any material facility, patient service center, business, clinic or operation used in the Business;

(xvii) take or omit to take any action which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xviii) enter into any new Real Property Lease or Third Party Occupancy Agreement or terminate, modify or amend any existing Real Property Lease or Third Party Occupancy Agreement;

(xix) sell any Owned Real Property; and

(xx) agree, whether orally or in writing, to do any of the foregoing.

(c) Notwithstanding the provisions of Section 6.01(a) and Section 6.01(b), nothing contained herein shall give to Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing Date. Prior to the Closing Date, Buyer acknowledges and agrees that each Seller Entity shall retain the right to exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of such Seller Entity’s operations and the Business.

Section 6.02 Access to Information; Certain Transition Matters.

(a) From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, Seller shall, and shall cause each Seller Entity and its and their Representatives to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Acquired Assets and any other properties, facilities, assets, books and records related to the Business during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s (or a Seller Entity’s) personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business; and (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request. To the extent Buyer requires access to a Seller Entity’s facilities to undertake reasonable sampling for asbestos or to establish information technology infrastructure at the Transferring PSCs with respect to the Business, Buyer and Seller shall negotiate in good faith to enter into an access agreement governing such access.

(b) The Parties agree and acknowledge that any transfer of or provision of or access to Patient Records that occurs pursuant to this Agreement shall be pursuant to Seller Group’s Health Care Operations, as applicable, as such term is defined by HIPAA at 45 CFR 164.501.

Section 6.03 Employee Matters.

(a) Included on Schedule 6.03 is the list of Business Employees to whom Buyer may make an employment offer pursuant to Section 6.03(f) (the “Transferring Employee Schedule”), which schedule may be revised by Seller from time to time up until the Closing solely (i) in light of disclosures by Seller regarding any such Business Employee’s work authorization status or work authorization expiration date, (ii) to reflect changes in the employment status of any initially scheduled employees, or (iii) to add Business Employees (upon the reasonable consent of Buyer) who have been hired or reallocated to replace any Business Employees removed from such schedule pursuant to clause (i) or (ii) of this sentence (as finally scheduled, the “Transferring Employees”).

(b) No later than five (5) days after receipt of each draft of the Transferring Employee Schedule and any subsequent additions pursuant to clause (iii) of Section 6.03(a), Seller shall deliver to Buyer a true, complete and accurate list of Business Employees identified on the initial or any subsequently updated Transferring Employee Schedule who are not citizens or permanent residents of the United States (together with a listing of each such Business Employee’s work authorization status and work authorization expiration date). With respect to such Business Employees who are not citizens or permanent residents of the United States, Seller shall also provide copies of underlying petitions, applications, and supporting documents filed by any Seller Entity on behalf of Business Employees identified on the initial or any subsequently updated Transferring Employee Schedule.

(c) Seller, at the Hire Date, shall have terminated (or shall have caused each Seller Entity to terminate) all Hired Employees, with the exception of the Leave of Absence Employees who have a Deferred Hire Date whom the applicable Seller Entity shall continue to employ, and shall pay to all such Hired Employees within the time required by applicable Law all amounts due and payable as of their last day of employment, including wages, commissions, salaries, holidays, accrued and unused paid time off, bonuses and past service claims, and shall make, for all periods through and including such pay period, all proper deductions, remittances and contributions for employee’s wages, commissions and salaries required under all Contracts and Laws (including, for health, hospital and medical insurance, group life insurance, pension plans, workers’ compensation, unemployment insurance, income tax, FICA taxes and the like) and, wherever required by such Contracts and/or Laws, all proper deductions and contributions from its own funds for such purposes. The applicable Seller Entity shall be responsible for paying all Liabilities arising out of or based upon such termination of the Hired Employees, including, any severance pay obligations of the applicable Seller Entity. In addition, the applicable Seller Entity shall retain all Liabilities under its Business Employee Plans (including each Business Employee Plan listed on Section 4.17(a) of the Disclosure Schedules) and shall be responsible for all Liabilities to provide any COBRA continuation coverage to current and former Business Employees who are entitled to COBRA continuation coverage as of, or as a result of, the Closing.

(d) The applicable Seller Entity shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Business Employees, including hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the applicable Seller Entity at any time on or prior to the Closing, and the applicable Seller Entity shall pay all such amounts to all entitled persons within the time required by applicable Law.

(e) The applicable Seller Entity shall remain solely responsible for (i) the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former Business Employees or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing; and (ii) all workers’ compensation claims of any current or former Business Employees which relate to events occurring on or prior to the Closing. Seller shall (or shall cause the applicable Seller Entity to) pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(f) Effective as of the Closing, Buyer shall make offers of employment, on an at-will basis and as addressed in Section 6.03(g) below, to those Transferring Employees whom Buyer determines, in its sole discretion, meet the standards of employment and pre-employment screening requirements applicable to Buyer’s employees generally, on terms and conditions in Buyer’s sole discretion, and Buyer will not honor any Seller Entity’s collective bargaining agreement, provided, that, notwithstanding the foregoing, Buyer shall offer each Transferring Employee a Comparable Position. “Comparable Position” shall mean, as to each Transferring Employee, a position with (i) salary or hourly wages substantially comparable to the salary or hourly wages such Transferring Employee was receiving immediately prior to the Hire Date, (ii) job duties substantially comparable to such Transferring Employee’s employment terms immediately prior to the Hire Date and (iii) benefits substantially comparable to the benefits provided to similarly situated employees of Buyer immediately after the Hire Date. The Hired Employees shall be subject to all applicable Buyer human resource policies and procedures. All offers of employment will be contingent upon the applicable Transferring Employee accepting the terms and conditions offered by Buyer, which shall be communicated to Transferring Employees reasonably in advance of the Closing.

(g) The effective hire date of each Transferring Employee who is offered employment by Buyer and accepts such offer of employment (each, a “Hired Employee” and, collectively, the “Hired Employees”) will be (i) the Closing Date or such other date agreed to by the Parties in writing, except that (ii) the effective hire date for any Hired Employee who, on the Closing Date is absent from work due to short term disability, long term disability, circumstances covered by workers’ compensation, military leave, Family and Medical Leave Act leave or other authorized leave of absence (each, a “Leave of Absence Employee”) shall be the date on which the Leave of Absence Employee is able to return to active employment within the time required under the applicable Seller Entity’s applicable leave of absence policy but not more than three (3) months after the Closing Date (the “Deferred Hire Date”, and collectively with Section 6.03(g)(i), the “Hire Date”). At its expense until the Deferred Hire Date, Seller shall (or shall cause the applicable Seller Entity to) continue to provide the applicable leave and related leave benefits to any Transferring Employee who has accepted Buyer’s offer of employment and is on a type of leave described in the immediately preceding clause (ii) in accordance with the original terms and conditions applicable to such leave and any applicable legal requirement. To the extent permitted by applicable Law, Buyer may rescind any offer of employment to a Transferring Employee who is unable to return to work by the Deferred Hire Date.

(h) Subject to the terms of the Transition Services Agreement, if any, the Hired Employees shall be credited for their service with the applicable Seller Entity for purposes of eligibility to participate under Buyer’s employee benefit plans (collectively, the “Buyer Group Plans”), as though such service was service with Buyer, and Buyer shall use commercially reasonable efforts to waive any eligibility requirement or pre-existing condition limitations under such Buyer Group Plans applicable to the Hired Employees; provided, however, that (i) such service shall be credited only to the extent that such service was credited by the applicable Seller Entity under a comparable Business Employee Plan, (ii) such service shall not be credited for purposes of any defined contribution or defined benefit plan, grandfathered plan, frozen plan or closed plan, (iii) such service shall not be credited for purposes of any equity incentive plans of Buyer, including, but not limited to, any employee stock purchase plan, and (iv) such service shall not extend to the extent that such credit would result in a duplication of benefits to any such Hired Employee. Hired Employees and their respective eligible dependents that are covered under the welfare benefit plans (as defined in Section 3(1) of ERISA (even if such plans are not subject to ERISA)) maintained by a Seller Entity immediately prior to the Closing, shall immediately, without interruption, be eligible to participate in welfare benefit plans (as defined in Section 3(1) of ERISA) of Buyer that are Buyer Group Plans as of the Closing, subject, however, to the Hired Employees continuing to meet the eligibility requirements of the Buyer Group Plans, and any requirements imposed by their insurers.

(i) With respect to any Transferring Employees who are the subject of an employment-based visa petition or status, Buyer shall take all reasonable steps prior to the Hire Date to allow such Transferring Employees to begin employment with Buyer in accordance with this Section 6.03. Further, to the extent any such Transferring Employees must have employment agreements or offer letters in connection with their exit visas from their home country, Buyer will provide to, or cause to be provided to, such Transferring Employees such employment agreements or offer letters.

(j) The covenants and agreements contained in this Section 6.03 are for the sole benefit of the Parties, and (i) nothing contained in this Section 6.03 shall amend, or be deemed to amend, any Business Employee Plan or other employee benefit plan, program or arrangement; (ii) the Business Employees are not intended to be and shall not be construed as beneficiaries hereof; and (iii) nothing contained in this Section 6.03 or this Agreement shall constitute or be deemed a guarantee of employment for any specified term or duration or a promise not to terminate employment for any reason.

(k) If, as a result of the Transaction, either Buyer or any Seller Entity is required before or on the Hire Date to provide notice of any employment loss to any Business Employee or other Person under the WARN Act or any foreign, state or local laws, regulations or ordinances related to plant closings, relocations, mass layoffs or employment losses, Seller shall (or shall cause the applicable Seller Entity to) give all such required notices within the time frames required by applicable law, regulation or ordinance. Seller shall (or shall cause the applicable Seller Entity to) provide Buyer with a reasonable opportunity to review, comment upon, and approve (which Buyer shall not unreasonably withhold, condition or delay, and Buyer shall provide feedback to Seller of draft WARN Act notices within ten (10) Business Days of receipt) all such notices before the notices are provided to affected employees, governmental agencies or other Persons. Seller shall bear any and all obligations and Liability under the WARN Act or any similar foreign, state or local laws, regulations or ordinances resulting from employment losses arising in connection with the Transaction, including the provision or failure to provide WARN Act or similar notice required by any Law, regulation or ordinance.

Section 6.04 Confidentiality. Seller acknowledges that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of the Confidential Information possessed by Seller Group as of the date of this Agreement, that the preservation of the confidentiality of such information by Seller Group following the Closing is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.04. Accordingly, Seller hereby agrees that it shall not, and shall cause the other Seller Entities and its and their respective Representatives not to, at any time on or after Closing, directly or indirectly, without the prior written consent of Buyer, disclose or use, any Confidential Information involving or relating to the Business following Closing. Notwithstanding the foregoing, in the event that a Seller Entity is required by Law to disclose any Confidential Information after the Closing, Seller will provide Buyer with prompt notice and, to the extent permitted by Law, a reasonable opportunity to secure confidential protection of such Confidential Information. Any cooperation by Seller pursuant to this Section 6.04 shall be at Buyer’s expense. Notwithstanding the foregoing, each Seller Entity has the right to disclose the Confidential Information as soon as either (x) such Seller Entity reasonably determines that failure to disclose violates any Law or (y) counsel to such Seller Entity determines that the Confidential Information must be disclosed.

Section 6.05 Governmental Approvals and Other Third-Party Consents.

(a) From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, each Party shall use commercially reasonable efforts to give all notices to and make all filings with, and shall use commercially reasonable efforts to obtain, or cause to be obtained, as promptly as possible or until the earlier termination of this Agreement, all consents, authorizations, orders, and approvals from, all Governmental Authorities or other Persons that are required by Law or that may be or become necessary for each Party’s execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction and the transactions contemplated by the Transaction Documents (including in the case of a Seller Entity, all notices and consents described in Section 4.02 of the Disclosure Schedules and as further set forth below); provided, however, notwithstanding the foregoing, nothing in this Agreement shall be construed to require Buyer or any Seller Entity to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of Buyer or any Seller Entity, (ii) limits Buyer’s freedom of action, after the Closing, with respect to, or its ability to retain, the Acquired Assets or any of Buyer’s or its Affiliates’ other assets or businesses, (iii) in Buyer’s reasonable judgment would be expected to have a material adverse impact on any of its businesses or the Acquired Assets, either individually or in the aggregate, or (iv) in Seller’s reasonable judgment would be expected to have a material adverse impact on any of its (or any Seller Entity’s) businesses or assets, either individually or in the aggregate. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, each Party shall reasonably cooperate with the other Party in promptly seeking to obtain all such consents, authorizations, orders, approvals or clearances; provided, however, that in no event shall such cooperation require the payment of any sums by Buyer or Seller to any Person in connection thereof. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, upon Buyer’s specific request, Seller shall (or shall cause the applicable Seller Entity to) complete and file in a timely manner all applications and notices related to a change in ownership or transfer of the Acquired Assets that are required by any Governmental

Authority or third party payor to be filed by a Seller Entity. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, each of Buyer and Seller shall provide the other with a reasonable opportunity to review and comment upon any applications and other filings made (or caused to be made) by Buyer or Seller pursuant to this Section 6.05 subject to compliance with applicable Law.

(b) The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive or proprietary material provided to the other under this Section 6.05 or Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the disclosing Party.

Section 6.06 Closing Conditions. Subject to the limitations specified in Section 6.05, from the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, each Party shall use, and shall cause its respective Representatives to use, commercially reasonable efforts to take such actions as are necessary (including, as necessary and appropriate, in obtaining all governmental and third party consents, approvals, licenses, change of ownership applications, billing numbers, provider applications and other Permits) to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.07 Public Announcements; Communications to Employees, Customers and Affiliates. No Party to this Agreement shall make any public announcements or disclosures in respect of this Agreement or the Transaction without the prior written consent of the other Party, unless (a) required by applicable Law or stock exchange rules or regulations, (b) necessary to carry out its obligations under this Agreement or the Transaction Documents, or (c) in connection with the enforcement of any right or remedy relating to this Agreement or the Transaction. In the event of any announcement or disclosure agreed pursuant to the preceding sentence, the Parties shall cooperate as to the timing and contents of any such announcement or disclosure. Seller and Buyer shall jointly develop and carry out a communication plan for its employees, vendors, Customers and Affiliates, informing those persons that the Transaction is occurring and providing that any such Person who is in a position to refer patients to a clinical laboratory is under no obligation to refer patients to Buyer or Seller and may refer to any laboratory they wish to utilize.

Section 6.08 Further Assurances. From and after the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, transfers, deeds, assurances and other instruments and papers, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction or any transaction contemplated by the Transaction Documents.

Section 6.09 Tax Matters.

(a) Seller and Buyer shall each be responsible for one-half of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest, any real property transfer Tax, and any other similar Tax) (“Transfer Taxes”) incurred in connection with the Transaction or the transactions contemplated by the documents (including this Agreement) giving effect to the Transaction. The Party required under applicable Law shall execute and timely file all necessary Tax Returns, affidavits and other documentation with respect to any such Transfer Taxes, and, to the extent required by applicable Law, each other Party shall join in the execution of any such Tax Returns, affidavits and other documentation and shall cooperate with the first Party to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes. The Party filing any Tax Return for Transfer Taxes shall pay the amount shown as due on the Tax Return and the non-filing party shall reimburse the filing Party for one-half of the amount paid and of any related costs and expenses of preparing and filing such Tax Return within five (5) Business Days of delivery of reasonable documentation to the non-filing Party showing the amounts paid with respect thereto.

(b) Seller (or the applicable Seller Entity) shall be solely responsible for and shall pay, without any cost to Buyer, any and all Taxes assessed against or payable by Seller (or the applicable Seller Entity), arising from the operation of Seller Group, the Business, the Assumed Liabilities or the Acquired Assets prior to Closing (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Closing Date) or relating to the Excluded Assets or Excluded Liabilities. Liability for all real property taxes, personal property taxes and similar ad valorem obligations (the “Apportioned Obligations”) levied with respect to the Business, the Acquired Assets and the Assumed Liabilities (individually or in the aggregate) for any Tax period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between Seller (or the applicable Seller Entity) and Buyer based on the number of days of such Straddle Period included in the Tax period ending on the Closing Date (a “Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the Tax period beginning after the Closing Date (a “Post-Closing Tax Period”). Seller (or the applicable Seller Entity) shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period. Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post‑Closing Tax Period.

(c) Buyer and Seller shall, and shall cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, application for exemption or refund of Tax, audit or other Action by any Governmental Authority or Person relating to Liabilities for Taxes, in all cases to the extent in connection with the Acquired Assets or the Business. Seller, at its own expense, will (or will cause the applicable Seller Entity to) prepare and timely file all Tax Returns and pay all Taxes owed in respect of the Acquired Assets and the Business for all Tax periods ending on or prior to the Closing Date, including any Tax preparation fees. Buyer, at its own expense, will prepare and timely file all other Tax Returns that are required to be filed in respect of the Acquired Assets and the Business. Seller will (or will cause the applicable Seller Entity to) pay any Apportioned Obligations that are due and payable on or prior to the Closing Date (including any Tax preparation fees), and bill Buyer for any part of that amount apportioned to Buyer. Buyer will pay such Apportioned Obligations that are due and payable after the Closing Date and bill Seller for any part of that amount apportioned to any Seller Entity (including any Tax preparation fees). If any Seller Entity subsequently receives a refund (or credit in lieu of a refund) of a Tax paid by Buyer (and not reimbursed by Seller pursuant to this Section 6.09(c)) or reimbursed by Buyer pursuant to this Section 6.09(c), Seller shall (or shall cause the applicable Seller Entity to) promptly remit such amount to Buyer, and if Buyer subsequently receives a refund (or credit in lieu of a refund) of a Tax paid by any Seller Entity (and not reimbursed by Buyer pursuant to this Section 6.09(c))

or reimbursed by Seller pursuant to this Section 6.09(c), Buyer shall promptly remit such amount to Seller.

(d) Notwithstanding anything herein to the contrary, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law. Before making any such deduction or withholding, Buyer shall provide Seller with five (5) Business Days’ prior written notice of any such deduction or withholding that Buyer proposes to make, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and Buyer shall cooperate with any reasonable request from Seller to obtain reduction of, or relief from, such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority or other appropriate Person, such amounts will be treated for all purposes of this Agreement as having been paid hereunder.

Section 6.10 Exclusive Dealing. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, Seller shall not, and shall cause each Seller Entity, its and their respective Affiliates and Representatives to not, (a) solicit, encourage, initiate or engage in the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Business or the Acquired Assets or any similar transaction or alternative to the Transaction (an “Alternative Transaction”), (b) participate in any discussions or negotiations regarding, provide any information to any Person with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek an Alternative Transaction, or (c) enter into any agreements or other instruments (whether or not binding) regarding an Alternative Transaction or otherwise consummate an Alternative Transaction. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 6.11 Notice of Certain Events. Seller shall promptly notify Buyer of (a) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event that, could reasonably be expected to cause any representation or warranty made by Seller contained in this Agreement to be untrue in any material respect, and (b) any material failure of Seller at or prior to the Closing to comply with or satisfy any covenant or agreement contemplated pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) have any effect on Buyer’s ability to assert the failure of any conditions to its obligation to close set forth in Article VII, (ii) cure any breach of, or non-compliance with, any provision of this Agreement or (iii) limit the remedies available to Buyer (including pursuant to Article VIII).

Section 6.12 Intentionally Omitted.

Section 6.13 Patient Service Center. Prior to the Closing, Buyer shall use best efforts to establish a reasonably suitable patient service center to ensure a network of specimen collection services on or near the Customers in Pennsylvania where a Seller Entity has provided in-office specimen collection services (the “Specified Area”) that is reasonably adequate for, and reasonably capable of, meeting the specimen collection requirements for the Business in the Specified Area following the Closing (the “Specified Area PSC”), and Seller shall reasonably cooperate with such efforts. If Buyer is unable to establish the Specified Area PSC prior to

Closing, Seller shall continue to provide collection services to meet the specimen collection requirements for the Business in the Specified Area for twelve (12) months following the Closing, unless otherwise agreed in a written agreement between Buyer and Seller.

Section 6.14 Transfer of Warranties. As of the Closing Date, to the extent assignable, Seller (or the applicable Seller Entity) shall be deemed to have assigned (or shall be deemed to have caused the applicable Seller Entity to have assigned) to Buyer all of its right, title and interest in and to such warranties (express and implied) that continue in effect with respect to any of the Acquired Assets, and Seller shall (or shall cause the applicable Seller Entity to) execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

Section 6.15 Real Property Matters.

(a) From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, Seller shall make commercially reasonable efforts to obtain from each landlord for each Real Property Lease set forth on Schedule 2.01(e) and provide to Buyer prior to the Closing a consent from such landlord to the applicable New Lease or Assignment and Assumption of Leases (collectively, the “Landlord Consents”), (ii) landlord disclosure letter, (iii) a landlord estoppel, (iv) W-9, (v) landlord contact sheet, and (vi) a waste management letter.

(b) In the event Buyer desires to obtain (1) title insurance for any or all of the Owned Real Property or the Leased Real Property or (2) an ALTA survey of the Owned Real Property, Seller shall, and shall cause the each other Seller Entity to, as applicable, reasonably cooperate with Buyer’s efforts to obtain such insurance and/or survey. Seller agrees to provide, and to cause each other Seller Entity, as applicable, to provide, customary owner’s title affidavits and any other documentation that Buyer’s title company may reasonably require to enable Buyer’s title company to issue its title insurance policy in the amount reasonably elected by Buyer (subject only to the receipt of the standard premiums for the same), insuring Buyer’s interest in the Owned Real Properties or the Leased Real Properties, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances, together with such endorsements as Buyer may reasonably elect and bear the cost of.

Section 6.16 Material Change in Applicable Law. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article IX hereof, if there shall be any change in Law that materially and adversely affects the ability of the Parties to consummate the Transaction (a “Change in Law”), the Parties shall negotiate in good faith to modify the terms of this Agreement to comply with the Change in Law such that the modifications approximate as closely as possible to the terms (and economic benefits) of this Agreement prior to the Change in Law.

Section 6.17 Ownership of Acquired Assets. From and after the Closing, Buyer shall have the exclusive right to represent itself as the purchaser of the Acquired Assets; provided, however, that such representations shall not in any manner attempt to convey to the public or to any Seller Entity’s current or former Customers that Buyer is acting for or on behalf of such Seller Entity or that such Seller Entity is not still the owner of the Excluded Assets or responsible for the Excluded Liabilities.

Section 6.18 Proration. Common area maintenance charges, utility charges and rental payments with respect to the Acquired Assets and the Leased Real Property shall be prorated on a per diem basis and apportioned on a calendar year basis between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date. Seller (or the applicable Seller Entity) shall be liable for that portion of such charges and payments relating to, or arising in respect of, periods prior to the Closing Date, and Buyer shall be liable for that portion of such charges and payments relating to, or arising in respect of, any period on or after the Closing Date.

Section 6.19 Accounts Receivable; Accounts Payable.

(a) From and after the Closing, if any Seller Party receives or collects any funds relating to any Acquired Asset, Seller shall (or shall cause the applicable Seller Party to) remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to Seller (or the applicable Seller Party) within five (5) Business Days after its receipt thereof. Notwithstanding anything to the contrary stated herein, except as contemplated by Section 2.07(b), neither Party shall have any responsibility to collect any of the other Party’s accounts receivable.

(b) After the Closing Date, Buyer shall promptly (but in no event later than fifteen (15) days before the applicable payment due date) forward to Seller any invoices, bills, notices or requests for payments relating to any accounts payable related to the Business and arising from goods or services provided or performed prior to the Closing Date (but excluding any such invoices, bills, notices or requests for payments relating to any prorated charges addressed in Section 6.18) (“Pre-Closing Payables”). Promptly upon receipt, and in any event no later than the expiration of the period of time during which such payables may be paid without the incurrence of any interest penalty, late fee or other charge thereon (the “Penalty Date”), Seller shall (or shall cause the applicable Seller Entity to) pay all such bona fide Pre-Closing Payables (it being understood that where any such Pre-Closing Payable is the subject of a bona fide good faith dispute between Seller (or the applicable Seller Entity) and the third party claiming such amount, Seller (or the applicable Seller Entity) may delay payment of such Pre-Closing Payable until such dispute is resolved). In the event Seller (or the applicable Seller Entity) shall fail to pay any bona fide Pre-Closing Payable (including any interest penalties, late fees or other charges thereon) within thirty (30) days after the Penalty Date (other than in the event of a bona fide good faith dispute as described above), upon thirty (30) days’ prior written notice to Seller, if Buyer reasonably believes that the ongoing failure to pay such bona fide Pre-Closing Payables is reasonably likely to result in damages to the operation of the Business, then Buyer shall have the right to pay such bona fide Pre-Closing Payable on behalf of Seller (or the applicable Seller Entity) (including any interest penalties, late fees or other charges thereon) and, in addition to any other rights or remedies of Buyer set forth herein (including rights to indemnification set forth in Article VIII), Buyer shall have the right to off-set the amount of such bona fide Pre-Closing Payable (including any interest penalties, late fees or other charges thereon) from any funds which are received by Buyer post-Closing in respect of accounts receivable arising out of the operation of the Business prior to the Closing which would otherwise be owed to Seller (or the applicable Seller Entity) by Buyer pursuant to Section 6.19(a).

(c) After the Closing Date, Seller shall promptly (but in no event later than fifteen (15) days before the applicable payment due date) forward to Buyer any invoices, bills, notices or requests for payments relating to any accounts payable related to the Business and arising from goods or services provided or performed on or after the Closing Date (but excluding any such invoices, bills, notices or requests for payments relating to any prorated charges addressed in Section 6.18) (“Post-Closing Payables”). Promptly upon receipt, and in any event no later than the expiration of the Penalty Period, Buyer shall pay all such bona fide Post-Closing Payables (it being understood that where any such Post-Closing Payable is the subject of a bona fide good faith dispute between Buyer and the third party claiming such amount, Buyer may delay payment of such Post-Closing Payable until such dispute is resolved). In the event Buyer shall fail to pay any bona fide Post-Closing Payable (including any interest, penalties, late fees or other charges thereon) within thirty (30) days after the Penalty Date (other than in the event of a bona fide good faith dispute as described above), upon thirty (30) days’ prior written notice to Buyer, if Seller reasonably believes that the ongoing failure to pay such bona fide Post-Closing Payables is reasonably likely to result in damages to the operation of any Seller Entity’s business, then the applicable Seller Entity shall have the right to pay such bona fide Post-Closing Payable on behalf of Buyer (including any interest, penalties, late fees or other charges thereon) and, in addition to any other rights or remedies of Seller set forth herein (including rights to indemnification set forth in Article VIII), Seller shall have the right to off-set the amount of such bona fide Post-Closing Payable (including any interest penalties, late fees or other charges thereon) from any funds which are received by any Seller Entity post-Closing in respect of accounts receivable arising out of the operation of the Business after the Closing which would otherwise be owed to Buyer by Seller pursuant to Section 6.19(a).

Section 6.20 Preservation of Books and Records. For a period of seven (7) years commencing on the Closing Date, or such longer time as may be required by Law:

(a) Seller shall not (or shall cause the applicable Seller Entity to not) destroy any of the books and records of the Business (including all Patient Records) relating to periods prior to the Closing without first offering to turn over possession thereof to Buyer by written notice to Buyer at least sixty (60) days prior to the proposed date of such disposition or destruction (and where Buyer requests possession thereof, Seller will (or will cause the applicable Seller Entity to) (i) use reasonable efforts to deliver them to Buyer within thirty (30) days of the date that Buyer notified Seller of its requirement and (ii) not dispose of or destroy them until Buyer receives them and validates it can access them).

(b) On or before Closing, Seller shall (or shall cause the applicable Seller Entity to) reasonably cooperate with Buyer to arrange for an electronic transfer of Patient Records from Seller (or the applicable Seller Entity) to Buyer as of the Closing Date, in compliance with applicable Laws, including as necessary to enable continuity of care for patients of Customers. Seller and Buyer shall each be responsible for 50% of the costs and expenses incurred in connection with the foregoing, including, without limitation, the costs and expenses of any third-party vendor or service provider incurred related to the transfer. In addition, Seller shall (or shall cause the applicable Seller Entity to) allow Buyer and its agents access to all such Patient Records) upon reasonable advance written notice and at reasonable times, and Buyer shall have the right, at its own expense, to make copies of any such Patient Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with any Seller Entity’s business and shall be conducted in accordance in all respects with applicable Law.

Section 6.21 Customer Information. As soon as reasonably available, but in no event later than thirty (30) days following the execution of this Agreement, and subject to compliance with Law, Seller shall provide Buyer, upon Buyer’s written request and to the extent within the reasonable control of Seller and if available, the following information regarding each of the Customers on the Customer List: (a) such Customer’s address; (b) the name, telephone number and/or email address of the Person at such Customer that the applicable Seller Entity contacts with questions for such Customer; (c) any instructions such Customer provided to the applicable Seller Entity regarding pick-up times, pick up locations, test listings, any special panels or esoteric testing or other test requirements of such Customer; (d) any information, to the extent such information is in the applicable Seller Entity’s possession, needed to permit the Buyer to build bi-directional interfaces between Buyer’s and material client information systems (the “Interfaces”) effective as of the Closing, including the manner in which such Customer interfaces with the Business, namely via manual requisition or through an electronic medical record or electronic health records system, and if electronically, indicating the software system used (e.g., Epic) and (e) such other information as is identified on Schedule 6.21. Seller shall provide such information in the “Clean Room” section of the Data Room in the folder designated “Customer Information”.

Section 6.22 Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

Section 6.23 Seller Liability. Effective as of the date of this Agreement, Seller shall cause each Seller Entity to fully and promptly perform any and all applicable obligations of such Seller Entity and shall be responsible for the full and prompt performance of any and all applicable obligations of such Seller Entity.

Section 6.24 HSR Act.

(a) Each Party shall, and shall cause its respective Affiliates to, reasonably cooperate with one another and use their respective commercially reasonable efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or any Antitrust Laws to effect as promptly as reasonably practicable all necessary filings with any Governmental Authority and to obtain all approvals of any Governmental Authority necessary to consummate the Transaction or to permit the consummation of the Transaction. Each Party shall, and shall cause its respective Affiliates to, provide to the other copies of all substantive correspondence between it (or its advisors) and any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Law (each, an “Antitrust Authority”).

(b) Without limiting the foregoing, each Party shall, and shall cause its respective Affiliates to, use their respective commercially reasonable efforts to provide, or cause to be provided, as promptly as reasonably practicable to any Antitrust Authority information and documents requested by such Antitrust Authority or necessary, proper, or advisable to permit consummation of the Transaction, including filing any pre-merger notification and report form and related material under the HSR Act and any other Antitrust Laws regarding pre-acquisition notifications for the purpose of competition reviews with respect to the Transaction no later than twenty (20) Business Days after the date hereof unless the Parties otherwise mutually agree in writing, and, upon the mutual written agreement of the Parties, to thereafter respond in a reasonably prompt manner to any request for additional information or documents that may be made under the HSR Act and any other Antitrust Laws regarding pre-acquisition notifications for the purpose of competition reviews).

(c) Each Party shall bear fifty percent (50%) of all filing fees associated with obtaining antitrust clearance under the HSR Act and other required governmental approvals as set forth herein. For the avoidance of doubt, other than the filing fees under the HSR Act and other required governmental approvals, each Party shall bear its own costs and expenses (including attorneys’ fees) in connection with taking any action in connection with this Section; provided, that each of Buyer and Seller shall bear fifty percent (50%) of any fees and disbursements owing to any attorneys, accountants, economists or other third-party consultants who are jointly engaged by both Parties to advise both Parties on matters related to this Section 6.25(c).

Article VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless waived in writing by each of the Parties:

(a) All required notifications and filings with Governmental Authorities in connection with the Transaction and the transactions contemplated by the Transaction Documents shall have been made, and each Governmental Authority, to the extent required before Closing, shall either have: (i) given the approvals, consents or clearances required under relevant applicable Law for the completion of the Transaction and the transactions contemplated by the Transaction Documents; (ii) rendered a decision that no approval, consent or clearance is required under relevant applicable Law for completion of the Transaction and the transactions contemplated by the Transaction Documents; (iii) failed to render a decision within the applicable waiting period under relevant applicable Law and such failure is considered under such law to be a grant of all requisite consents or clearances under such Law; or (iv) referred the Transaction and the transactions contemplated by the Transaction Documents or any part thereof to another Governmental Authority in accordance with relevant applicable Law and one of the requirements listed in items (i) through (iii) above has been fulfilled in respect of such other Governmental Authority.

(b) No Law shall be in effect that makes consummation of the Transaction and the transactions contemplated by the Transaction Documents illegal or otherwise prohibited, and no Governmental Order shall then be in effect restraining or enjoining the Transaction.

(c) No Action before any Governmental Authority will be pending wherein an unfavorable judgment, decree or order would: (i) prevent the performance of this Agreement or any Transaction Document or the consummation of the Transaction or any of the transactions contemplated by the Transaction Documents, (ii) declare unlawful the Transaction or any of the transactions contemplated by the Transaction Documents or cause the Transaction or any of the transactions contemplated by the Transaction Documents to be rescinded, (iii) limit or otherwise adversely affect, in any material respect, the right of Buyer to operate all or any material portion of the Acquired Assets or the Business, or (iv) compel Buyer or any of its Affiliates to dispose of all or any material portion of the Acquired Assets or the Business.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction shall be subject to the fulfillment or Buyer’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true, accurate and complete (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” “materially” or words of similar import) in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of the Closing Date (other than those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall be true, accurate, and complete (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” “materially” or words of similar import) in all material respects as of such date); provided, that the Fundamental Representations shall be true, accurate and complete in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than those Fundamental Representations that address matters only as of a specified date, in which case such Fundamental Representations shall be true, accurate and complete in all respects as of such date).

(b) Seller shall have duly performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

(c) No event or circumstance shall have occurred or shall be reasonably expected to occur since the date of this Agreement which has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d) Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(e) Buyer shall have received a certificate by a duly authorized officer of Seller, dated as of the Closing Date, certifying as to the resolutions adopted by the board of directors of Seller in connection with this Agreement and the incumbency of certain officers of Seller.

(f) Seller shall have delivered to Buyer a duly executed Form W-9.

(g) Each of the Transaction Documents shall have been executed and delivered to Buyer by each of the parties thereto other than Buyer.

(h) The Non-Competition Agreement shall be in full force and effect as of the Closing and shall not have been rescinded or revoked.

(i) Seller shall have delivered to Buyer each of the Landlord Consents, in form and substance reasonably satisfactory to Buyer.

(j) Seller shall have delivered to Buyer all of the consents, modifications, waivers and approvals necessary to consummate the Transaction that, pursuant to Section 6.05, are the obligation of Seller to obtain.

(k) Buyer, or its applicable Affiliate, shall have received all Permits listed on Schedule 7.02(k).

(l) The Interfaces shall be fully established and prepared to be immediately implemented on the Closing Date in the Parties’ good faith judgment.

(m) No Security Incident has occurred following the date of this Agreement that has materially and adversely impacted or impaired the operation of the Business, which impact or impairment is ongoing, and Buyer shall have received a certification executed by the chief information security officer of Seller, dated as of the Closing Date, certifying thereto.

(n) No litigation shall have been threatened in writing or commenced against Buyer or Seller that would restrain or prohibit the Closing.

(o) Seller shall have delivered an Allocation Schedule to Buyer, as described in and subject to Section 3.05.

(p) Buyer shall have received from Seller the UCC-3 termination statements or other evidence of executed and recorded release of Encumbrances concerning the Acquired Assets set forth on Schedule 7.02(o).

(q) Buyer shall have received from Seller evidence that the Contracts listed on Schedule 7.02(q) have been terminated.

(r) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transaction shall be subject to the fulfillment or waiver in writing by Seller prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true, accurate and complete (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” “materially” or words of similar import) in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than those representations and warranties that address matters only as of a specified date, in which case, such representations and warranties shall be true, accurate and complete (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” “materially” or words of similar import) in all material respects as of such date); provided, that the Fundamental Representations shall be true, accurate and complete in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than those Fundamental Representations that address matters only as of a specified date, in which case such Fundamental Representations shall be true, accurate and complete in all respects as of such date), except where the failure of such representations and warranties to be true, accurate and complete would not have a material adverse effect on Buyer’s ability to consummate the Transaction and the transactions contemplated by the Transaction Documents.

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated as of the Closing Date and signed by the Chief Legal Officer or other authorized representative of Buyer on behalf of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) Seller shall have received a certificate by the secretary of Buyer, dated as of the Closing Date, certifying as to all requisite and proper corporate action of Buyer in connection with this Agreement and the incumbency of certain officers of Buyer.

(e) Each of the Transaction Documents shall have been executed and delivered to Seller by each of the parties thereto other than any Seller Entity.

(f) Buyer shall have delivered to Seller all of the consents, modifications, waivers and approvals necessary to consummate the Transaction that, pursuant to Section 6.05, are the obligation of Buyer to obtain.

(g) The Interfaces shall be fully established and prepared to be immediately implemented on the Closing Date in the Parties’ good faith judgment.

(h) No litigation shall have been threatened in writing or commenced against Buyer or Seller that would restrain or prohibit the Closing.

(i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

Article VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement: (a) the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the sixth (6th) anniversary of the Closing Date, provided that, solely with respect to Section 4.03(c) (Certain Data), the representations and warranties set forth in Section 4.03(c) (Certain Data) shall survive the Closing and shall remain in full force and effect until the date that is thirty-six (36) months from the Closing Date; and (b) all other representations and warranties contained herein, shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date. The covenants and agreements contained in this Agreement to be performed or complied with prior to the Closing shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date.

The covenants and agreements contained in this Agreement and to be performed or complied with on or after the Closing shall survive the Closing in accordance with their respective terms or, if no such period is specified, then until fully performed. Notwithstanding the foregoing, if any written indemnification claim is provided to the Indemnifying Party prior to the expiration date of the applicable survival period, such indemnification claim shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such indemnification claim shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing Date, Seller shall indemnify each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Persons”) from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Persons based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article IV of this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) any Taxes Seller Group is responsible for pursuant to Section 6.09(a), Section 6.09(b) or Section 6.09(c);

(d) any Excluded Asset or any Excluded Liability;

(e) any claims arising out of Seller Group’s operation of the Business prior to the Closing, including, without limitation, any laboratory malpractice claims; or

(f) any claims or other costs, including costs for notices to and credit monitoring for impacted individuals, related to a data security breach arising out of Seller Group’s operation of the Business prior to the Closing.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing Date, Buyer shall indemnify Seller Group and its Affiliates and their respective Representatives (collectively, the “Seller Group Indemnified Persons”) from and against, any and all Losses incurred or sustained by, or imposed upon, any Seller Group Indemnified Person based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article V of this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Liability; or

(d) any Acquired Asset, to the extent arising on or after the Closing, except to the extent a Buyer Indemnified Person is entitled to indemnification for such Loss pursuant to Section 8.02.

Section 8.04 Certain Limitations.

(a) The indemnification provided for in Section 8.02(a) and Section 8.03(a) shall be subject to the following limitations:

(i) Except with respect to Fraud or indemnification claims in respect of any inaccuracy in or breach of any of the Fundamental Representations, Buyer Indemnified Persons shall not be entitled to indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification against which all Buyer Indemnified Persons would otherwise be entitled to be indemnified under Section 8.02(a) exceeds one-half of one percent (0.5%) of the Purchase Price (the “Basket”), considering all such Losses under such section together, in which event Seller shall be liable for the aggregate amount of all Losses in excess of the Basket (subject to the other limitations set forth in this Article VIII). For this Section 8.04(a)(i) only, Section 4.03(c) (Certain Data) shall not be considered a Fundamental Representation and Buyer Indemnified Persons shall not be entitled to indemnification under Section 8.02(a) until the aggregate amount of all Losses due to any inaccuracy in or breach of any of the representations and warranties in Section 4.03(c) exceeds the Basket.

(ii) Except with respect to Fraud or indemnification claims in respect of any inaccuracy in or breach of any of the Fundamental Representations, the Seller Group Indemnified Persons shall not be entitled to indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification against which all Seller Group Indemnified Persons would otherwise be entitled to be indemnified under Section 8.03(a) exceeds the Basket, considering all such Losses under such section together, in which event Buyer shall be liable for the aggregate amount of all Losses in excess of the Basket (subject to the other limitations set forth in this Article VIII).

(iii) Except with respect to Fraud or indemnification claims in respect of any inaccuracy in or the breach of any of the Fundamental Representations, the maximum liability of Seller pursuant to Section 8.02(a) shall be an amount equal to fifteen percent (15%) of the Purchase Price.

(iv) Except with respect to Fraud or indemnification claims in respect of any inaccuracy in or the breach of any of the Fundamental Representations, the maximum liability of Buyer pursuant to Section 8.03(a) shall be an amount equal to fifteen percent (15%) of the Purchase Price.

(v) Except with respect to Fraud, the maximum liability of Seller for breach of any Fundamental Representations shall be an amount equal to one hundred percent (100%) of the Purchase Price.

(vi) Except with respect to Fraud, the maximum liability of Buyer for breach of any Fundamental Representations shall be an amount equal to one hundred percent (100%) of the Purchase Price.

(b) Except with respect to Fraud, the maximum liability of Seller pursuant to Section 8.02 shall be an amount equal to one-hundred percent (100%) of the Purchase Price.

(c) Except with respect to Fraud, the maximum liability of Buyer pursuant to Section 8.03 shall be an amount equal to one-hundred percent (100%) of the Purchase Price.

(d) Notwithstanding anything to the contrary set forth in this Agreement: (i) all indemnification payments owed to any Buyer Indemnified Persons pursuant to this Article VIII by Seller shall, subject to the limitations set forth in this Agreement (including, for the avoidance of doubt, the certain limitations set forth in Section 8.04(a) and Section 8.04(b), be paid, first, from the Escrow Funds and, for any remaining amount in excess of the Escrow Funds, directly from Seller; and (ii) all indemnification payments owed to any Seller Group Indemnified Persons pursuant to this Article VIII by Buyer shall, subject to the limitations set forth in this Agreement (including, for the avoidance of doubt, the certain limitations set forth in Section 8.04(a)and Section 8.04(c)), be paid directly from Buyer.

(e) The amount of any and all Losses under this Article VIII will be determined net of any Tax benefit and any amounts actually recovered by the Indemnified Party in respect of any such Loss under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or Contract pursuant to which such Indemnified Party is a party or has rights, less any related costs and expenses, including the reasonable aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or chargebacks. Notwithstanding the foregoing, no Indemnified Party shall be required to commence litigation in order to enforce its rights under any insurance policies. Buyer shall, and shall cause each Buyer Indemnified Person to, take all commercially reasonable efforts to pursue and obtain any such insurance proceeds and any indemnity, contribution or other similar payments, subject to the foregoing limitation. Buyer shall, and shall cause each Buyer Indemnified Person to, take all commercially reasonable steps to mitigate any Losses for which they are entitled to indemnification under this Article VIII.

(f) No Indemnified Party shall be entitled to be compensated more than once for the same Loss.

(g) For purposes of determining the amount of Losses resulting from, or whether there was, any breach of or inaccuracy in any representation or warranty contained in this Agreement, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded.

(h) The Parties recognize that the Buyer Indemnified Persons may have the ability to seek indemnification for an indemnifiable claim under multiple subsections in Section 8.02. Accordingly, and notwithstanding anything to the contrary set forth herein, with respect to any indemnifiable claim that is a breach of any of the representations and warranties set forth in this Agreement, the Buyer Indemnified Persons shall assert such indemnifiable claim under Section 8.02(a) to the extent indemnification is available for an indemnifiable claim under such section, and, for the avoidance of doubt, shall not assert such claim under any other subsection of Section 8.02 while indemnification is available for an indemnifiable claim under Section 8.02(a).

If indemnification is not available under Section 8.02(a) for any reason, a Buyer Indemnified Person shall have discretion to select which subsection(s) it seeks indemnification for an indemnifiable claim.

Section 8.05 Indemnification Procedures.

(a) Third Party Claims. The party making a claim under this Article VIII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.” If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement, an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party (and the Indemnified Party shall cooperate in good faith in such defense), unless (i) the Indemnifying Party fails to provide evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim does not solely involve money damages or seeks an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (iv) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement Action, (v) settlement of an adverse judgment with respect to, or the Indemnifying Party’s conduct of the defense of, the Third Party Claim is, in the good faith judgment of the Indemnified Party, likely to be adverse in any material respect to the Indemnified Party’s reputation or relationships with current or potential Customers, vendors or other parties material to the conduct of the Business, or (vi) the Indemnifying Party fails to conduct the defense of the Third Party Claim actively and diligently. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, however, that the

Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim. So long as the Indemnifying Party has assumed the defense of any Third Party Claim, the Indemnifying Party will not admit to any wrongdoing by the Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim in accordance with the terms of this Article VIII. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the defending party, management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim; provided, that neither the Indemnified Party nor the Indemnifying Party will be required to furnish any such information that would (in the reasonable judgment of such party on advice of counsel) be reasonably likely to (A) waive any privileges, including the attorney-client privilege, held by such party or any of its Affiliates, (B) breach any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contractual Obligation with any other person or (C) violate any applicable Law (provided, that such party shall use reasonable best efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party, or finding an admission of any violation of Law and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense of any Third Party Claim, it shall not agree to any settlement without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim (a “Direct Claim Notice”). The failure to give such a Direct Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. A Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) Business Days after its receipt of a Direct Claim Notice to respond in writing to such Direct Claim. During such thirty (30) Business Day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall give the Indemnifying Party access to the Indemnified Party’s premises and personnel, grant the Indemnifying Party the right to examine and copy any accounts, documents or records, and make available to the Indemnifying Party or its Representatives the information relied on by the Indemnified Party to substantiate the claim and all other information in the Indemnified Party’s possession or under the Indemnified Party’s control that the Indemnifying Party reasonably requests; provided, however, that the Indemnified Party shall not be required to furnish any such information that would (in the reasonable judgment of the Indemnified Party on advice of counsel) be reasonably likely to (i) waive any privileges, including the attorney-client privilege, held by the Indemnified Party or any of its Affiliates, (ii) breach any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contractual Obligation with any other person or (iii) violate any applicable Law (provided, that such party shall use commercially reasonable efforts to obtain any required consents and take such other reasonable action to permit such access). If the Indemnifying Party does not so respond within such thirty (30) Business Day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments; Escrow.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated (which adjudication is non-appealable) to be payable pursuant to this Article VIII (an “Agreed Claim”), within five (5) Business Days: (i) if the Loss is owed by Seller, Buyer and Seller shall jointly instruct the Escrow Agent to disburse from the Escrow Funds the amount of any Agreed Claim to the Indemnified Party by wire transfer of immediately available funds, and, if the amount of the Agreed Claim exceeds the amount of the then-remaining balance of the Escrow Funds prior to such Agreed Claim, Seller (subject to the terms of this Agreement) shall pay to the Indemnified Party an amount equal to such excess amount within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; and (ii) if the Loss is owed by Buyer, Buyer shall pay to the Indemnified Party an amount equal to such Loss within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Within five (5) Business Days after the date that is fifteen (15) months after the Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent to disburse from the Escrow Funds to Seller the then-remaining balance of the Escrow Funds, if any, minus the amount of any Unresolved Indemnity Claims as of the date that is fifteen (15) months after the Closing Date. For purposes hereof, “Unresolved Indemnity Claims” means the maximum amount (up to the then-remaining balance of the Escrow Amount) set forth in any then-pending Third Party Claim or Direct Claim. The amount retained for Unresolved Indemnity Claims pursuant to this Section 8.06 shall be held by the Escrow Agent in accordance with the Escrow Agreement until the resolution of such Unresolved Indemnity Claims in accordance with this Article VIII. At such time as any such Unresolved Indemnity Claim is finally resolved pursuant to a written agreement of Buyer and Seller or a final and non-appealable order of a court of competent jurisdiction, Buyer and Seller shall jointly instruct the Escrow Agent to disburse from the Escrow Funds to: (i) Buyer the amount determined to constitute Losses with respect to such Unresolved Indemnity Claim, if any, and (ii) Seller the amount in respect of such Unresolved Indemnity Claim in excess of the amount determined to constitutes Losses with respect to such Unresolved Indemnity Claim, if any; provided, that, to the extent that any such release to Seller would result in the then-remaining balance of the Escrow Funds not being sufficient with respect to all other Unresolved Indemnity Claims, if any, then pending, then the Escrow Agent shall continue to retain the portion of the then-remaining balance of the Escrow Funds in respect of any such pending Unresolved Indemnity Claims until resolution thereof.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Intentionally Omitted.

Section 8.09 Exclusive Remedies. Subject to Section 10.10, the Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all Losses (other than claims or Losses arising from Fraud, criminal activity or willful misconduct on the part of a Party to this Agreement in connection with the Transaction) arising from or relating to any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit (i) any Person’s rights or remedies under the Transaction Documents with respect to the Transaction Documents, (ii) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.10, or (iii) any Person’s right to seek any remedy on account of any Person’s Fraud, criminal activity or willful misconduct.

Article IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer or Seller at any time after December 31, 2025 (the “Drop Dead Date”), if the Closing shall not have occurred by such date (or such later date as the Parties may agree upon in writing); provided, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.01(b) if the failure of the Closing to be consummated by the Drop Dead Date is caused by such Party’s breach of or failure to perform any of its obligations under this Agreement;

(c) by Buyer, by written notice to Seller, if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement such that either of the conditions to Closing specified in Section 7.02(a) or Section 7.02(b) would not then be satisfied were the Closing to otherwise occur at such time, and such breach, inaccuracy or failure is not cured by the earlier of (i) thirty (30) days after Seller is provided written notification of such breach, inaccuracy in or failure to perform and (ii) the Drop Dead Date; provided, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c) if Buyer is in breach of or has failed to perform any representation, warranty, covenant or agreement contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 to be satisfied (treating such time as if it were the Closing for purposes of this Section 9.01(c)) and (y) has not been waived in writing by Seller;

(d) by Seller, by written notice to Buyer, if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement such that either of the conditions to closing specified in Section 7.03(a) or Section 7.03(b) would not then be satisfied were the Closing to otherwise occur at such time, and such breach, inaccuracy or failure is not cured by the earlier of (i) thirty (30) days after Buyer is provided written notification of such breach, inaccuracy in or failure to perform and (ii) the Drop Dead Date; provided, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Seller is in breach of or has failed to perform any representation, warranty, covenant or agreement contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 to be satisfied (treating such time as if it were the Closing for purposes of this Section 9.01(d)) and (y) has not been waived in writing by Buyer;

(e) by Buyer, if a Material Adverse Effect has occurred, and such Material Adverse Effect cannot be remedied or remediated by the Drop Dead Date, or, if capable of being remedied or remediated by the Drop Dead Date, has not been remedied or remediated prior to the earlier of (i) thirty (30) days after the delivery of written notice to Seller of such Material Adverse Effect and (ii) the Drop Dead Date;

(f) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the Transaction or any transaction contemplated by the Transaction Documents illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transaction or any transaction contemplated by the Transaction

Documents, or initiated an Action to restrain or enjoin the Transaction or any transaction contemplated by the Transaction Documents.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, written notice thereof shall be given to the other Party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no obligation or Liability on the part of any Party; provided, that (a) the obligations of the Parties contained in Section 6.04 and this Article IX and Article X hereof (and related definitions) shall survive any such termination and (b) nothing herein shall relieve any Party from Liability for any Fraud or any willful, material breach of any provision hereof that occurs prior to the effective date of termination.

Article X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, attorneys, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Community Health Systems 4000 Meridian Blvd Franklin, TN 37067 Attn: General Counsel Email: Justin.Pitt@chs.net
With a copy (which shall not constitute notice) to:	McDonald Hopkins 600 Superior Avenue East, Suite 2100 Cleveland, OH 44114 Attention: Christal Contini Adam Baginski E-mail: ccontini@mcdonaldhopkins.com abaginski@mcdonaldhopkins.com
If to Buyer:	Laboratory Corporation of America Holdings 531 South Spring Street

Burlington, North Carolina 27215 Attn: Chief Legal Officer Email: vaarts@labcorp.com

Section 10.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement, together with the Transaction Documents and the other agreements, documents and certificates to be delivered pursuant hereto, constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous negotiations, discussions, correspondence, communications, understandings, drafts, representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, all of which are merged into this Agreement; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement in accordance with its terms, as amended hereby; provided, further, that, in the event of any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall prevail.

Section 10.06 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided, however, that no Party shall assign any of its rights or delegate any of the obligations created under this Agreement without the prior written consent of the other Party, and any such purported assignment or delegation without such consent shall be void and of no effect; provided, further, that Buyer may (a) assign any or all of its rights and interests hereunder to an Affiliate of Buyer, to any of its lenders as collateral security, or in connection with a sale of substantially all assets of Buyer and (b) in the event of any assignment to an Affiliate, designate such Affiliate to perform its obligations hereunder, in each case; provided, further, that, in the event of any such assignment, Buyer shall remain liable hereunder for the timely performance of all obligations under this Agreement by Buyer or its assignee. No permitted assignment or delegation by a Party shall relieve such Party of any of its obligations hereunder.

Section 10.07 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT, THE TRANSACTION, AND ALL DISPUTES AND PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE FOREGOING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Any dispute between the Parties arising out of or related to this Agreement shall be resolved as follows:

(i) Informal Resolution. A Party shall request that a representative of each Party be appointed to discuss and attempt to amicably resolve any dispute. Each such appointed representative will have the authority to act on behalf of the appointing Party with respect to resolving the applicable dispute. Such representatives shall, within fifteen (15) Business Days of such request, meet to exchange and discuss all pertinent information regarding the dispute and shall negotiate in good faith to resolve the dispute.

(ii) Mediation. Should the representatives of each Party be unable to resolve the matter within thirty (30) days of their first meeting to discuss the dispute, either party may request mediation of the dispute in accordance with the American Arbitration Association Rules of Mediation Procedures. Such mediation shall be held in Delaware within thirty (30) days of the failure of the parties to resolve the matter informally pursuant to Section 10.09(b)(i) and will be held for no more than two (2) days. Representatives of each Party shall attend and participate.

(iii) Litigation. If, and only if, the Parties are unable to amicably resolve the dispute after participation in mediation as described in Section 10.09(b)(ii), either Party may submit the matter to litigation in accordance with this Section 10.09(b)(iii):

(A) EACH PARTY AGREES THAT ALL PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION, AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN

the state courts of the State of DELAWARE or the United States District CourtS located in the State of DELAWARE (COLLECTIVELY, THE “DELAWARE COURTS”). EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING IN ANY OF THE DELAWARE COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE DELAWARE COURTS. EACH PARTY CONSENTS AND SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE DELAWARE COURTS IN RESPECT OF ANY SUCH PROCEEDING. PROCESS WITH RESPECT TO ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, AND MAY BE SENT OR DELIVERED TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES SET FORTH IN Section 10.02 OR IN ANY OTHER MANNER OTHERWISE PERMITTED BY APPLICABLE LAW.

(B) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.09(b)(iii)(B).

Section 10.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the Delaware Courts. The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Seller, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

Section 10.11 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one (1) and the same agreement, and all signatures need not appear on any one (1) counterpart. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (.PDF) or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the Parties waive any rights they may have to object to such treatment.

Section 10.12 Construction. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, Subsection, clause, Exhibit or Schedule is a reference to an Article, Section, Subsection, clause, Exhibit or Schedule of this Agreement, unless otherwise specified;

(b) The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole;

(c) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as to which such reference was made, and, as to any Law, any successor Law;

(d) Reference to a Person includes its predecessors, successors and permitted assigns;

(e) The singular includes the plural and the masculine includes the feminine, and vice versa;

(f) “Include,” “includes” or “including” means “including, for example and without limitation”;

(g) References to “days” means calendar days;

(h) For purposes of measuring or counting days under this Agreement, if any period for notice or other obligation, requirement or event falls on a day that is not a Business Day, then such period for notice, obligation, requirement or event shall be deemed to occur on the next Business Day; and

(i) For purposes of Article IV, if Seller or a Person acting on its behalf has posted a document (other than a document also required to be delivered pursuant to Article III or Article VII) two (2) Business Days prior to the date of this Agreement to the Data Room, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to Buyer by Seller. No more than (i) five (5) days following the date of this Agreement and (ii) five (5) days following the Closing Date, Seller shall deliver to Buyer a “thumb” drive mass-storage device (or another electronic format acceptable to Buyer) containing an archive of the Data Room as of the applicable date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By /s/ R. Gabriel Ottinger

Name: R. Gabriel Ottinger
Title: Senior Vice President and Treasurer

BUYER:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By /s/ Sandra D. van der Vaart

Name: Sandra D. van der Vaart
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary